                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     American Electric Power Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     (3) Filing Party:

        ------------------------------------------------------------------------
     (4) Date Filed:

        ------------------------------------------------------------------------

                                 NOTICE OF 1997 ANNUAL MEETING - PROXY STATEMENT

                  AMERICAN ELECTRIC POWER
                  COMPANY, INC.
                  1 Riverside Plaza
                  Columbus, OH 43215

                                                                     [LOGO]

                  March 10, 1997
                  Dear Shareholder:

                  This year's annual meeting of shareholders will be held in the Grand Ballroom of the MeadowView Conference Resort & Convention Center, 1901 Meadowview Parkway, Kingsport, Tennessee, on Wednesday, April 23, 1997 at 9:30 a.m.

                  Your Board of Directors and I cordially invite you to attend.

                  During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding the Company's affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

                  The Company's audited financial statements and management's discussion and analysis of results of operations and financial condition are included in Appendix A to this proxy statement. Including this financial information with the proxy statement allows for the use of a summary annual report. The Company's summary annual report contains my letter to shareholders, a review of operations, the summary management discussion and financial information and independent auditors' report.

E. LINN DRAPER, JR.
Chairman of the Board,
President and
Chief Executive Officer

                  If you plan to attend the meeting and are a shareholder of record, please mark the "Annual Meeting" box on your proxy card. An admission ticket is included with the proxy card for each shareholder of record. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership which will enable you to gain admittance to the meeting.

                  IN ORDER TO ENSURE MAXIMUM SHAREHOLDER REPRESENTATION AT THE MEETING, I URGE EACH OF YOU, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, TO FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                  Sincerely,

                              [SIGNATURE]

NOTICE OF 1997 ANNUAL MEETING

March 10, 1997
Columbus, Ohio

    THE ANNUAL MEETING of shareholders of AMERICAN ELECTRIC POWER COMPANY, INC., a New York corporation, will be held in the Grand Ballroom of the MeadowView Conference Resort & Convention Center, 1901 Meadowview Parkway, Kingsport, Tennessee on Wednesday, April 23, 1997 at 9:30 o'clock in the morning, for the following purposes:

    1. To elect 12 directors to hold office until the next annual meeting and until their successors are duly elected;

    2. To approve the firm of Deloitte & Touche LLP as independent auditors for the year 1997;

    3. To consider and act on a proposal to approve the American Electric Power Company, Inc. Deferred Compensation and Stock Plan for Non-Employee Directors;

    4. To consider and act on a proposal to amend the Restated Certificate of Incorporation and By-Laws of the Company to reduce the minimum required number of directors from 12 to nine; and

    5. To consider and act on such other matters as may properly come before the meeting.

    Only shareholders of record at the close of business on March 5, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          G.P. Maloney
                                          SECRETARY

PROXY STATEMENT

March 10, 1997

THIS PROXY STATEMENT and the accompanying proxy card are to be mailed to shareholders, commencing on or about March 19, 1997, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 23, 1997 in Kingsport, Tennessee.

    Only the holders of shares of Common Stock at the close of business on March 5, 1997 are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On March 5, 1997, there were 188,235,000 shares of Common Stock, $6.50 par value, outstanding.

    When proxy cards are returned properly signed, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders' directions. The proxy cards of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on March 5, 1997. Shareholders are urged to grant or withhold authority to vote for the nominees for directors listed on the proxy card and to specify their choice between approval or disapproval of, or abstention with respect to, each other matter by marking the appropriate boxes on the proxy card. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

    ANNUAL REPORT. Securities and Exchange Commission rules require that an annual report precede or accompany proxy material. More than one annual report need not be sent to the same address, if the recipient agrees. If more than one annual report is being sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on the proxy card. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

1. ELECTION OF DIRECTORS

TWELVE DIRECTORS are to be elected by a plurality of the votes cast at the meeting to hold office until the next annual meeting and until their successors have been elected. The Restated Certificate of Incorporation of the Company provides that the number of directors of the Company shall be such number, not less than 12 nor more than 17, as shall be determined from time to time, as prescribed in the By-Laws, by resolution of the Board of Directors. Amendments to the Restated Certificate of Incorporation and By-Laws of the Company are being proposed for shareholder approval at the meeting which would reduce the minimum required number of directors from 12 to nine.

    On February 26, 1997, the Board of Directors adopted a resolution increasing the number of directors constituting the entire Board from 12 to 13, and elected Mr. Leonard J. Kujawa to fill the vacancy thus created. In addition, on that same date, the Board of Directors adopted a resolution reducing the number of directors from 13 to 12, effective on the date of the annual meeting. Ms. Ann Haymond Zwinger, a director, will be retiring from the Board and not standing for reelection.

    The 12 nominees named on pages 3-5 were selected by the Board of Directors on the recommendation of the Committee on Directors of the Board. The proxies named on the proxy card or their substitutes will vote for the Board's nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. Except for Mr. Leonard J. Kujawa, who is standing for election for the first time, all of the Board's nominees were elected by the shareholders at the 1996 annual meeting. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board of Directors.

    Shareholders have the right to vote cumulatively for the election of directors. This means that in the voting at the meeting each shareholder, or his proxy, may multiply the number of his shares by 12 -- the number of directors to be elected -- and then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among any two or more nominees as desired. The proxies designated by the Board of Directors will not cumulate the votes of the shares they represent.

    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of the Company's Common Stock and stock-based units beneficially owned by each of them appears on pages 19 and 20.

NOMINEES FOR DIRECTOR

                PETER J. DEMARIA                  Received his  B.A.  in 1955  from  Queens
    [PHOTO]     CONTROLLER OF THE COMPANY;        College  and M.B.A. in 1963 from New York
                EXECUTIVE VICE PRESIDENT --       University. Certified  Public  Accountant
                ADMINISTRATION AND CHIEF          (1965). Joined AEP Service Corporation in
                ACCOUNTING OFFICER, AEP SERVICE   1959.   In   1978   became   senior  vice
                CORPORATION                       president and chief accounting officer of
                Age 62                            AEP Service Corporation and treasurer  of
                Director since 1993               the  Company and in 1984 became executive
                                                  vice president --  administration of  AEP
                                                  Service Corporation. Resigned as
                                                  treasurer and became controller in 1995.
-------------------------------------------------------------------------------------------

                E. LINN DRAPER, JR.               Received  his  B.A.  and  B.S.  (chemical
    [PHOTO]     CHAIRMAN, PRESIDENT AND CHIEF     engineering) degrees from Rice University
                EXECUTIVE OFFICER OF THE COMPANY  in 1964 and 1965, respectively, and Ph.D.
                AND AEP SERVICE CORPORATION;      (nuclear  engineering)   in   1970   from
                CHAIRMAN AND CHIEF EXECUTIVE      Cornell  University.  Joined  Gulf States
                OFFICER OF ALL OTHER MAJOR        Utilities   Company,   an    unaffiliated
                COMPANY SUBSIDIARIES              electric  utility,  in 1979.  Chairman of
                Age 55                            the board, president and chief  executive
                Director since 1992               officer   of  Gulf   States  (1987-1992).
                                                  Elected  president  of  the  Company  and
                                                  president  and chief operating officer of
                                                  AEP Service Corporation in March 1992 and
                                                  chairman of the board and chief executive
                                                  officer of  the Company  and all  of  its
                                                  major   subsidiaries  in  April  1993.  A
                                                  director of VECTRA Technologies, Inc.
-------------------------------------------------------------------------------------------

                ROBERT M. DUNCAN                  Received his B.S. and J.D. from The  Ohio
    [PHOTO]     DIRECTOR AND TRUSTEE,             State   University  in   1948  and  1952,
                COLUMBUS, OHIO                    respectively.  After  two  years  in  the
                Age 69                            private practice of law, held a series of
                Director since 1985               governmental  legal positions culminating
                                                  in  service  as  a  judge  for  the  U.S.
                                                  District  Court for the Southern District
                                                  of Ohio,  a position  held from  1974  to
                                                  1985. Private practice of law
                                                  (1985-1991).  Vice president  and general
                                                  counsel,  The   Ohio   State   University
                                                  (1992-1994).   A  trustee  of  Nationwide
                                                  Investing Foundation, Nationwide
                                                  Investing   Foundation   II,   Nationwide
                                                  Separate   Account  Trust  and  Financial
                                                  Horizons Investment Trust. A director  of
                                                  Nationwide Financial Services Inc.
-------------------------------------------------------------------------------------------
                ROBERT W. FRI                     Holds  a B.A. from Rice University and an
                DIRECTOR, NATIONAL                M.B.A.  from  Harvard  Business   School.
                MUSEUM OF NATURAL HISTORY         Associated with McKinsey & Company, Inc.,
                (SMITHSONIAN INSTITUTION),        management  consulting firm, from 1963 to
                WASHINGTON, D.C.                  1971 and again from  1973 to 1975,  being
                Age 61                            elected  a principal in the firm in 1968.
                Director since 1995               From 1971 to 1973, served as first Deputy
                                                  Administrator   of   the    Environmental
                                                  Protection    Agency,   becoming   Acting
                                                  Administrator in 1973.  Was first  Deputy
                                                  and  then  Acting  Administrator  of  the
                                                  Energy Research and Development
                                                  Administration from  1975 to  1977.  From
                                                  1978  to  1986  was  President  of Energy
                                                  Transition  Corporation.  President   and
                                                  director  of  Resources  for  the  Future
                                                  (non-profit research  organization)  from
                                                  1986   to   1995.  Assumed   his  present
                                                  position  with  the  National  Museum  of
                                                  Natural History in 1996.
-------------------------------------------------------------------------------------------

                ARTHUR G. HANSEN                  Received his B.S.E.E. in 1946 and M.S. in
    [PHOTO]     EDUCATIONAL CONSULTANT,           1948  from  Purdue University,  his Ph.D.
                ZIONSVILLE, INDIANA               (mathematics) in 1958  from Case  Western
                Age 72                            Reserve University, and honorary doctoral
                Director since 1979               degrees  in engineering  and science from
                                                  Purdue and Indiana universities. Was dean
                                                  of the College of Engineering (1966-1969)
                                                  and  president  (1969-1971)  of   Georgia
                                                  Institute  of  Technology,  president  of
                                                  Purdue   University    (1971-1982)    and
                                                  chancellor  of  The Texas  A&M University
                                                  System (1982-1986). Director of Research,
                                                  Hudson   Institute   (1987-1988).    Vice
                                                  chairman,  Indiana Commission  for Higher
                                                  Education (1995).
-------------------------------------------------------------------------------------------

                LESTER A. HUDSON, JR.             Received a B.A. from Furman University in
    [PHOTO]     CHAIRMAN, H&E ASSOCIATES,         1961 and an M.B.A. from the University of
                GREENVILLE, SOUTH CAROLINA        South Carolina in 1965. Joined Dan  River
                Age 57                            Inc.  (textile  fabric  manufacturer)  in
                Director since 1987               1970 and was elected president and  chief
                                                  operating   officer  in  1981  and  chief
                                                  executive officer in 1987. Resigned  from
                                                  Dan   River  in  1990.  Joined  WundaWeve
                                                  Carpets, Inc.  (carpet  manufacturer)  as
                                                  chairman,  president and  chief executive
                                                  officer in 1990. Chairman of WundaWeve in
                                                  1991.   Vice   chairman   of    WundaWeve
                                                  (1993-1995).   Chairman,  H&E  Associates
                                                  (investment firm) in 1995. A director  of
                                                  American    National    Bankshares   Inc.
                                                  Visiting lecturer, Clemson University.
-------------------------------------------------------------------------------------------
                LEONARD J. KUJAWA                 Received his B.B.A. in 1954 and M.B.A. in
                INTERNATIONAL                     1955 from  the  University  of  Michigan.
                ENERGY CONSULTANT,                Joined  Arthur  Andersen  LLP (accounting
                ATLANTA, GEORGIA                  and consulting firm) in 1957 and became a
                Age 64                            partner  in  1968,  specializing  in  the
                Director since February 1997      electric and telecommunications
                                                  industries.  Worldwide Director -- Energy
                                                  and Telecommunications (1985-1995).
                                                  Retired  in  1995.  International  energy
                                                  consultant  to his former  firm and other
                                                  global   companies.    A   director    of
                                                  Schweitzer-Mauduit International, Inc.
-------------------------------------------------------------------------------------------

                GERALD P. MALONEY                 Holds  B.S.  degrees  in  both electrical
    [PHOTO]     VICE PRESIDENT AND SECRETARY OF   engineering and  business  administration
                THE COMPANY; EXECUTIVE VICE       from Massachusetts Institute of
                PRESIDENT --                      Technology  (1955)  and  an  M.B.A.  from
                CHIEF FINANCIAL OFFICER,          Rutgers  University  (1962).  Joined  AEP
                AEP SERVICE CORPORATION           Service  Corporation  in  1955.  In  1974
                Age 64                            became senior vice  president --  finance
                Director since 1994               of   AEP  Service  Corporation  and  vice
                                                  president of the Company; in 1991  became
                                                  executive   vice   president   --   chief
                                                  financial   officer   of   AEP    Service
                                                  Corporation; and in 1994 became secretary
                                                  of the Company.
-------------------------------------------------------------------------------------------

                ANGUS E. PEYTON                   Graduated  from  Princeton  University in
    [PHOTO]     PARTNER, BROWN & PEYTON,          1949 and  received  his  LL.B.  from  the
                ATTORNEYS, CHARLESTON,            University of Virginia in 1952. Served as
                WEST VIRGINIA                     an  assistant  attorney  general  of West
                Age 70                            Virginia (1956-1957), as chairman of  the
                Director since 1978               West   Virginia   Industrial  Development
                                                  Authority, and as West Virginia  Commerce
                                                  Commissioner   (1965-1969).   Formed  his
                                                  present law firm in  1969. A director  of
                                                  One Valley Bancorp of West Virginia, Inc.

-------------------------------------------------------------------------------------------

                DONALD G. SMITH                   Joined Roanoke Electric Steel Corporation
    [PHOTO]     CHAIRMAN OF THE BOARD,            (steel   manufacturer)   in   1957.  Held
                PRESIDENT, CHIEF EXECUTIVE        various positions  with Roanoke  Electric
                OFFICER AND TREASURER OF ROANOKE  Steel  before  being named  president and
                ELECTRIC STEEL CORPORATION,       treasurer  in   1985,   chief   executive
                ROANOKE, VIRGINIA                 officer in 1986 and chairman of the board
                Age 61                            in 1989.
                Director since 1994

-------------------------------------------------------------------------------------------

                LINDA GILLESPIE STUNTZ            Holds  an A.B. from Wittenberg University
    [PHOTO]     PARTNER, STUNTZ & DAVIS, P.C.,    (1976) and J.D.  from Harvard Law  School
                ATTORNEYS, WASHINGTON, D.C.       (1979).    Private   practice    of   law
                Age 42                            (1979-1981).   U.S.   House   of   Repre-
                Director since 1993               sentatives,   Committee  on   Energy  and
                                                  Commerce:  Associate  Minority   Counsel,
                                                  Subcommittee   on  Fossil  and  Synthetic
                                                  Fuels (1981-1986)  and  Minority  Counsel
                                                  and  Staff Director  (1986-1987). Private
                                                  practice   of   law   (1987-1989).   U.S.
                                                  Department  of Energy (1989-1993): Acting
                                                  Deputy Secretary (January 1992-July 1992)
                                                  and Deputy  Secretary (July  1992-January
                                                  1993).  Returned to  the private practice
                                                  of law  in  March  1993.  A  director  of
                                                  Schlumberger  Limited.  Member,  Advisory
                                                  Council, Electric Power Research
                                                  Institute.
-------------------------------------------------------------------------------------------

                MORRIS TANENBAUM                  Graduated   from   The   Johns    Hopkins
    [PHOTO]     VICE PRESIDENT, NATIONAL ACADEMY  University   in  1949  with   a  B.A.  in
                OF ENGINEERING,                   chemistry  and   received  a   Ph.D.   in
                SHORT HILLS, NEW JERSEY           physical chemistry in 1952 from Princeton
                Age 68                            University.    Joined    Bell   Telephone
                Director since 1989               Laboratories in  1952  and  held  various
                                                  positions  with  AT&T  companies.  Became
                                                  vice chairman  of the  board of  AT&T  in
                                                  1986 and chief financial officer in 1988.
                                                  Retired  in  1991.  A  director  of Cabot
                                                  Corporation.  A   trustee   of   Battelle
                                                  Memorial  Institute and Massachusetts In-
                                                  stitute of  Technology, Trustee  Emeritus
                                                  of   The  Johns  Hopkins  University  and
                                                  honorary   trustee   of   The   Brookings
                                                  Institution.
-------------------------------------------------------------------------------------------

    Dr. Draper and Messrs. DeMaria and Maloney are directors of Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company and Ohio Power Company (all of which are subsidiaries of the Company with one or more classes of publicly held preferred stock or debt securities) and other subsidiaries of the Company. Dr. Draper and Messrs. DeMaria and Maloney are also directors of AEP Generating Company, a subsidiary of the Company.

FUNCTIONS OF THE BOARD OF DIRECTORS AND COMMITTEES

UNDER NEW YORK LAW, the Company is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 1996, the Board held eight regular meetings. The Board has six standing committees, the functions of which are described in the following paragraphs.

    The AUDIT COMMITTEE consists of Messrs. Duncan, Fri, Hudson and Peyton and Ms. Zwinger. The Audit Committee oversees, and reports to the Board concerning, the general policies and practices of the Company and its subsidiaries with respect to accounting, financial reporting, and internal auditing and financial controls. It also maintains a direct exchange of information between the Board and the Company's independent accountants and reviews possible conflict of interest situations involving directors. During 1996 the Audit Committee held five meetings.

    The COMMITTEE ON DIRECTORS consists of Messrs. Duncan, Fri and Hudson, Dr. Hansen and

Mses. Stuntz and Zwinger. The Committee on Directors is responsible for: (i) recommending the size of the Board within the boundaries imposed by the corporate charter; (ii) recommending selection criteria for nominees for election or appointment to the Board; (iii) conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others; and (iv) recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting. During 1996 the Committee on Directors held two meetings.

    The Committee on Directors will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and addressed to the Secretary of the Company. By accepting a shareholder recommendation for consideration, the Committee on Directors does not undertake to adopt or take any other action concerning the recommendation, or to give the proponent its reasons for not doing so.

    The CORPORATE PUBLIC POLICY COMMITTEE consists of Messrs. Duncan, Fri, Hudson, Peyton and Smith and Drs. Hansen and Tanenbaum and Mses. Stuntz and Zwinger. The Corporate Public Policy Committee is responsible for examining the Company's policies on major public issues affecting the AEP System, as well as established System policies which affect the relationship of the Company and its subsidiaries to their service areas and the general public; for reporting periodically and on request to the Board and providing recommendations to the Board on such policy matters; and for counseling the management of the AEP System on any such policy matters presented to the Committee for consideration and study. During 1996 the Corporate Public Policy Committee held three meetings.

    The EXECUTIVE COMMITTEE consists of Drs. Draper and Tanenbaum and Mr. Peyton. It is empowered to exercise all the authority of the Board of Directors, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board. Meetings of the Executive Committee are convened only in extraordinary circumstances. The Executive Committee did not meet during 1996.

    The FINANCE COMMITTEE consists of Messrs. Peyton and Smith, Ms. Stuntz and Dr. Tanenbaum. The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of the Company and its subsidiaries including, among other things, reviewing and making such recommendations as it considers appropriate concerning the short and long-term financing plans and programs of the Company and its subsidiaries and the implementation of the same. During 1996 the Finance Committee held four meetings.

    The HUMAN RESOURCES COMMITTEE consists of Drs. Hansen and Tanenbaum and Messrs. Hudson and Smith. The Human Resources Committee is responsible for: (i) reviewing the salaries and other compensation and benefits provided to members of the Board who are officers of the Company or employees of any of its subsidiaries, and recommending to the Board for approval the amount of salary, compensation and benefits to be paid to such persons each year; (ii) reviewing management proposals concerning salaries, compensation and benefits to be paid to senior officers of AEP Service Corporation; (iii) reviewing and making recommendations to the Board with respect to the compensation of directors; (iv) evaluating the Company's hiring, development, promotional and succession planning practices for those management positions described in (ii) above; and
(v) periodic review of the Company's overall affirmative action performance. During 1996 the Human Resources Committee held five meetings.

    During 1996, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees on which he or she served.

COMPENSATION OF DIRECTORS

IN 1996, the Board of Directors authorized a complete study of the Company's practices with respect to director compensation. After a full review, on December 18, 1996, the Board of Directors approved certain compensation initiatives in order to more closely align directors compensation with the financial interests of shareholders. These initiatives are described below under "Directors Compensation Initiatives."

    ANNUAL RETAINERS AND MEETING FEES. Directors who are officers of the Company or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of the Board of Directors of the Company. The other members of the Board receive an annual retainer of $23,000 for their services, an additional annual retainer of $3,000 for each Committee that they chair, a fee of $1,000 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,000 per day for any inspection trip or conference (except a trip or conference on the same day as a Board or Committee meeting).

    DEFERRED COMPENSATION POLICY. The Board has adopted a policy which permits directors to elect annually to defer receipt of all or a portion of their retainer and fees to be payable in a lump sum or monthly installments after they cease to be a director. The deferred compensation accrues interest compounded quarterly at the daily prime lending rate in effect from time to time at a specified major financial institution. This policy is implemented by individual deferred-compensation agreements which set forth the terms of the deferral.

    RETIREMENT PLAN. The Retirement Plan for Directors (excluding officers of the Company or employees of any of its subsidiaries) provides for annual retirement payments for life to such directors commencing at the later of the director's retirement or age 72 in an amount equal to the annual Board retainer at the time of retirement with a 20% reduction for each year that service as a director is less than five.

    INSURANCE. The Company maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director (three-year premium was $16,065). The current policy will expire on September 1, 1997, and the Company expects to renew the coverage. In addition, the Company pays each director (excluding officers of the Company or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage (approximately $400 annually).

DIRECTORS COMPENSATION INITIATIVES

COMPENSATION initiatives adopted by the Board are as follows.

    First, the Board adopted the Deferred Compensation and Stock Plan for Non-Employee Directors, subject to approval by the shareholders at this annual meeting. This Plan allows non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of Common Stock and/or units that are equivalent in value to shares of Common Stock ("Stock Units"). This Plan would replace the directors deferred compensation policy. A full description of this Plan appears on pages 8 and 9 under "Approval of Deferred Compensation and Stock Plan for Non-Employee Directors."

    Second, the Board adopted the Stock Unit Accumulation Plan for Non-Employee Directors, effective January 1, 1997. Under this Plan, an award of 300 Stock Units to each non-employee director will be made as of the first day of the month in which the non-employee director becomes a member of the Board, and annually thereafter, up to a maximum of 3,000 Stock Units for each non-employee director. Amounts equivalent to cash dividends on the Stock Units will accrue as additional Stock Units. Stock Units credited to a non-employee director's account as a result of the annual awards and dividend credits will be forfeitable on a pro rata basis for each full month that service as a director is less than 60 months. Stock Units are paid to the director upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

    Third, the Board amended the Retirement Plan for Directors to provide that non-employee directors elected to the Board after December 31, 1996, shall not participate in the Retirement Plan. Directors on the Board on that date were permitted to waive any benefits payable under the Retirement Plan in exchange for participation in the Stock Unit Accumulation Plan and, directors who elected to participate in the Stock Unit Accumulation Plan received 300 nonforfeitable Stock Units for each year of prior service up to the maximum of 3,000 specified in the Stock Unit Accumulation Plan, effective January 1, 1997.

    Finally, the Board of Directors of the Company considers stock ownership in the Company by management to be of great importance. Such ownership enhances management's commitment to the future of the Company and further aligns management's interests with those of AEP's shareholders. In keeping with this philosophy, the

Board adopted minimum stock ownership guidelines for non-employee directors. The target for each non-employee director is 2,000 shares of AEP Common Stock and/or Stock Units, which is currently equivalent to approximately 2.2 times the annual retainer and average meeting fees, with such ownership to be acquired by December 31, 2000 for directors in office on January 1, 1997, and by the end of the fifth year of service for directors joining the Board after this time. For further information as to the guidelines which pertain to AEP's executive officers, see the "Board Human Resources Committee Report on Executive Compensation" below under the caption "Stock Ownership Guidelines."

OTHER MATTERS

THE DIRECTORS and officers of the Company and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance is provided by Associated Electric & Gas Insurance Services, CNA, Energy Insurance Mutual, The Chubb Insurance Company and Great American Insurance Company, effective January 1, 1997 through December 31, 1997, and pays up to an aggregate amount of $150,000,000 on any one claim and in any one policy year. The total annual premium for the five policies is $1,259,724.

    Fiduciary liability insurance provides coverage for System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Federal Insurance Company, was renewed, effective July 1, 1996 through June 30, 1997, for a premium of $71,910. It provides $25,000,000 of aggregate coverage with a $5,000 deductible for each loss.

2. APPROVAL OF AUDITORS

ON THE RECOMMENDATION of the Audit Committee, the Board of Directors has appointed the accounting firm of Deloitte & Touche LLP as independent auditors of the Company for the year 1997, subject to approval by the shareholders at the annual meeting. Deloitte & Touche LLP is considered to be the firm best qualified to perform this important function because of its ability and the familiarity of its personnel with the Company's affairs. It and predecessor firms have been the Company's auditors since 1911. Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

    Fees billed by Deloitte & Touche LLP for auditing and other professional services rendered to the Company and its subsidiaries during 1996 were $5,630,000.

    Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to answer appropriate questions.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1997.

3. APPROVAL OF DEFERRED COMPENSATION AND STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

THE BOARD OF DIRECTORS unanimously adopted the American Electric Power Company, Inc. Deferred Compensation and Stock Plan for Non-Employee Directors (the "Director Stock Plan") on December 18, 1996, effective January 1, 1997, subject to approval by the shareholders at the annual meeting. The Director Stock Plan will replace the existing directors deferred compensation policy.

    PURPOSE. The Director Stock Plan is designed to attract and retain qualified persons to serve as non-employee directors, to solidify the common interests of its non-employee directors and shareholders by enhancing the equity interest of non-employee directors in the Company, and to encourage the highest level of non-employee director performance by providing such non-employee directors with a proprietary interest in the Company's performance and progress.

    GENERAL DESCRIPTION. The Director Stock Plan allows non-employee directors to choose to receive up to 100 percent of their annual retainer fee in shares of Common Stock of the Company and/or units that are equivalent in value to shares of Common Stock ("Stock Units"), deferring receipt by the director. Amounts equivalent to cash dividends on the Stock Units will accrue as additional Stock Units. The shares to be delivered under the Director Stock Plan will be purchased in the open market.

SUMMARY OF THE DIRECTOR STOCK PLAN

THE FOLLOWING SUMMARY of the principal features of the Director Stock Plan is qualified in its entirety by the complete text of the Director Stock Plan, which is set forth as Exhibit A to this proxy statement.

    ELIGIBILITY  AND  ADMINISTRATION.   Each director  of the  Company who  is a
director on January 1, 1997, and each individual who becomes a director thereafter, and who is not an employee of the AEP System will be eligible to participate ("Participant") in the Director Stock Plan. The Company currently has nine directors who are eligible to participate. The Director Stock Plan is administered by the Human Resources Committee of the Board.

    ELECTION TO RECEIVE COMMON STOCK FOR RETAINER AND/OR TO DEFER RETAINER IN STOCK UNITS. The Director Stock Plan permits Participants to elect to receive all or a specified portion of the retainer in shares of AEP Common Stock and/or to defer all or a specified portion of the retainer in Stock Units until termination of service or for a period that results in payment commencing not later than five years thereafter, provided that an appropriate and timely written election to defer is made. Shares of Common Stock will be distributed and/or Stock Units will be credited to the Participants, as the case may be, when the retainer is payable, and will be based on the Market Value of the Common Stock on the payment date. For purposes of the Director Stock Plan, the "Market Value" of the Common Stock will be the closing price reported on the New York Stock Exchange composite tape. Stock Units credited to a Participant's account as a result of the Participant's deferral will at all times be nonforfeitable.

    PAYMENT OF STOCK UNITS. Payment of Stock Units to a Participant due to deferrals of the retainer and dividend credits will be made in cash or Common Stock, or a combination of both, as elected by the Participant. In the event of death, all Stock Units in a Participant's account will be payable in cash to the Participant's beneficiary unless deferral is otherwise requested by the beneficiary and such request is approved by the Human Resources Committee.

    CHANGE IN CONTROL. In the event of a Change in Control, as defined in the Director Stock Plan, all Stock Units in a Participant's account will be payable in cash or Common Stock, or a combination of both, to the Participant, as elected by the Participant, not later than 15 days after the date of the Change in Control.

    AMENDMENT. The Board of Directors may terminate or amend the Director Stock Plan, but no such amendment will adversely affect the rights of any Participant with respect to any Stock Units held in such Participant's account without the Participant's written consent.

    VOTE REQUIRED. Approval of this proposal requires an affirmative vote by the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE DEFERRED COMPENSATION AND STOCK PLAN FOR NON-EMPLOYEE DIRECTORS.

4. APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS TO REDUCE MINIMUM REQUIRED NUMBER OF DIRECTORS FROM 12 TO NINE

PARAGRAPH 5 of the Restated Certificate of Incorporation of the Company provides that the number of directors shall be not less than 12 nor more than 17, with the exact number within that range to be fixed in the manner prescribed by the By-Laws of the Company. Section 7 of the By-Laws provides that the Board of Directors may fix by resolution, within the range prescribed by the Restated Certificate of Incorporation, the number of directors of the Company. The number of directors is being reduced, effective on the date of the annual meeting, from 13 to 12 by resolution of the Board.

    The Board of Directors unanimously recommends that the shareholders authorize amendment of (i) the Restated Certificate of Incorporation to delete the first sentence of Paragraph 5 and (ii) the first and fourth sentences of the By-Laws to reduce the minimum required number of directors from 12 to nine. The maximum number of directors would remain at 17 and the Board will fix the number of directors within that range by resolution.

    REASONS FOR THE AMENDMENTS. The Company proposes to make these changes to the Restated Certificate of Incorporation and By-Laws to provide it with greater flexibility in determining the size of its Board of Directors, particularly in light of the trend towards somewhat smaller boards of directors and a greater percentage of outside directors. The Company believes that such flexibility is important at this time since outside directors are increasingly becoming more likely to limit the number of boards of directors on which they are willing to serve. There is a limited number of qualified persons who are willing to take on the responsibilities and liabilities of serving as a director and the number of qualified persons varies from time to time. If the proposed amendments to the Restated Certificate of Incorporation and By-Laws are approved by the shareholders and following such amendments the Board of Directors were to fix the number of directors at a number less than the current minimum of 12, the number of shares that would be required to elect one director if a shareholder were to vote his or her shares cumulatively would increase somewhat. The presently effective resolution reducing the number of directors from 13 to 12, effective on the date of the annual meeting, is not being modified at this time.

    PROPOSED AMENDMENTS.   The first  sentence of  Paragraph 5  of the  Restated
Certificate of Incorporation, which is set forth below, would be deleted:

    The number of directors of the corporation shall be such number, not less than twelve (12) nor more than seventeen (17), as shall be determined from time to time in the manner prescribed by the by-laws.

    The first and fourth sentences of Section 7 of the By-Laws, as proposed to be amended, are set forth below (deletions are indicated by strike-out and additions are boldface italic type):

    The Board of Directors shall consist of such number of directors, [within the limits prescribed in the Certificate of Consolidation forming the Company, as amended,] NOT LESS THAN NINE (9) NOR MORE THAN SEVENTEEN (17), as shall be determined from time to time as herein provided.

    The Board of Directors shall have power from time to time and at any time when the stockholders are not assembled as such in an annual or special meeting, by resolution adopted by a majority of the directors then in office, OR SUCH GREATER NUMBER REQUIRED BY LAW, to fix, within the limits prescribed by [the Certificate of Consolidation forming the Company, as amended,] THIS SECTION 7, the number of directors of the Company.

    VOTE REQUIRED. Approval of this proposal requires an affirmative vote by the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS.

OTHER BUSINESS

THE BOARD OF DIRECTORS does not intend to present to the meeting any business other than the election of directors, the approval of auditors and the two other proposals described above.

    If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the enclosed card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

VOTING PROCEDURES

UNDER NEW YORK LAW, abstentions and broker non-votes do not count in the determination of voting results and have no effect on the vote in connection with the approval of auditors. The determination by the shareholders of approval of the auditors is based on votes "for" and "against" -- with abstentions and broker non-votes not counted as "against" votes but counted in the determination of a quorum. However, with respect to the proposals regarding the Deferred Compensation and Stock Plan for Non-Employee Directors and amendments to the Restated Certificate of Incorporation and By-Laws of the Company, abstentions and broker non-votes will have the same effect as votes against these proposals, since the affirmative vote of holders of a majority of the outstanding shares is required for approval. Unvoted shares are termed
"non-votes" when a nominee holding shares for beneficial owners may not have received instructions from the beneficial owner and may not have exercised discretionary voting power on certain matters, but with respect to other matters may have voted pursuant to discretionary authority or instructions from the beneficial owner.

    It is the policy of the Company that shareholders be provided privacy in voting. All proxy

(voting instruction) cards and ballots, which identify shareholders, are held confidential, except as may be necessary to meet any applicable legal requirements. Proxy cards are returned in envelopes addressed to an independent third-party tabulator, who receives, inspects, and tabulates the proxies. Voted proxies and ballots are not seen by nor reported to the Company except (i) in aggregate number or to determine if (rather than how) a shareholder has voted,
(ii) in cases where shareholders write comments on their proxy cards, or (iii) in a contested proxy solicitation.

EXECUTIVE COMPENSATION

THE FOLLOWING TABLE shows for 1996, 1995 and 1994 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of the Company at December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                     ANNUAL       -------------------
                                                  COMPENSATION
                                                ----------------        PAYOUTS           ALL OTHER
                                                SALARY    BONUS   -------------------   COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR    ($)    ($)(1)   LTIP PAYOUTS($)(1)       ($)(2)
----------------------------------------  ----  -------  -------  -------------------   -------------
E. LINN DRAPER, JR. -- Chairman of the    1996  720,000  281,664         675,903             31,990
 board, president and chief executive     1995  685,000  236,325         334,851             30,790
 officer of the Company and the Service   1994  620,000  209,436         137,362             29,385
 Corporation; chairman and chief
 executive officer of other subsidiaries
PETER J. DEMARIA -- Controller and        1996  360,000  140,832         290,825             21,190
 director of the Company; executive vice  1995  330,000  113,850         143,829             20,050
 president -- administration and chief    1994  305,000  103,029          59,032             18,750
 accounting officer and director of the
 Service Corporation; vice president,
 controller and director of other
 subsidiaries
G.P. MALONEY -- Vice president,           1996  360,000  140,832         286,288             21,190
 secretary and director of the Company;   1995  330,000  113,850         141,582             20,060
 executive vice president -- chief        1994  300,000  101,340          58,094             19,745
 financial officer and director of the
 Service Corporation; vice president and
 director of other subsidiaries
WILLIAM J. LHOTA -- Executive vice        1996  320,000  125,184         263,114             19,690
 president and director of the Service    1995  300,000  103,500         132,592             19,140
 Corporation; president, chief operating  1994  280,000   94,584          54,409             19,185
 officer and director of other
 subsidiaries
JAMES J. MARKOWSKY -- Executive vice      1996  303,000  118,534         254,535             19,480
 president -- power generation and        1995  285,000   98,325         126,599             17,515
 director of the Service Corporation;     1994  267,000   90,193          51,930             14,755
 vice president and director of other
 subsidiaries

-------------
(1) Amounts in the "Bonus" column reflect payments under the Management Incentive Compensation Plan for performance measured for each of the years ended December 31, 1994, 1995 and 1996. Payments are made in March of the subsequent year. Amounts for 1996 are estimates but should not change significantly.

    Amounts in the "Long-Term Compensation" column reflect performance share unit targets earned under the Performance Share Incentive Plan (which became effective January 1, 1994) for the one-, two- and three-year performance periods ending December 31, 1994, 1995 and 1996, respectively. The one- and two-year performance periods were transition performance periods.

    See below under "Long-Term Incentive Plans -- Awards in 1996" and pages 16 and 17 for additional information.

(2) For 1996, includes (i) employer matching contributions under the AEP System Employees Savings Plan: Dr. Draper, $3,600; Mr. DeMaria, $3,175; Mr. Maloney, $4,500; Mr. Lhota, $4,500; and Dr. Markowsky, $3,235; (ii) employer matching contributions under the AEP System Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan: Dr. Draper, $18,000; Mr. DeMaria, $7,625; Mr. Maloney, $6,300; Mr. Lhota, $4,800; and
    Dr. Markowsky, $5,855; and (iii) subsidiary companies director fees: $10,390 for each of the named executive officers.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996

    Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of Common Stock, pursuant to the Company's Performance Share Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

    The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. Notwithstanding AEP's TSR ranking, no performance share unit targets are earned unless AEP shareholders realize a positive TSR over the relevant three-year performance period. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

    Payments of earned awards are deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or Common Stock.

                                                   ESTIMATED FUTURE PAYOUTS OF
                                                  PERFORMANCE SHARE UNITS UNDER
                                 PERFORMANCE       NON-STOCK PRICE-BASED PLAN
                   NUMBER OF     PERIOD UNTIL    -------------------------------
                  PERFORMANCE     MATURATION     THRESHOLD     TARGET    MAXIMUM
     NAME         SHARE UNITS     OR PAYOUT         (#)          (#)       (#)
---------------   -----------    ------------    ----------    -------   -------
E. L. Draper,
 Jr.                 7,339        1996-1998           1,835      7,339    14,678
P. J. DeMaria        3,211        1996-1998             803      3,211     6,422
G. P. Maloney        3,211        1996-1998             803      3,211     6,422
W. J. Lhota          2,854        1996-1998             714      2,854     5,708
J. J. Markowsky      2,702        1996-1998             676      2,702     5,404

                              RETIREMENT BENEFITS

    The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements), including the executive officers of the Company. The Retirement Plan is a noncontributory defined benefit plan.

    The following table shows the approximate annual annuities under the Retirement Plan that would be payable to employees in certain higher salary classifications, assuming retirement at age 65 after various periods of service.

                               PENSION PLAN TABLE

                                          YEARS OF ACCREDITED SERVICE
HIGHEST AVERAGE    --------------------------------------------------------------------------
ANNUAL EARNINGS       15         20         25         30         35         40         45
----------------   --------   --------   --------   --------   --------   --------   --------
     $  300,000    $ 69,795   $ 93,060   $116,325   $139,590   $162,855   $182,805   $202,755
        400,000      93,795    125,060    156,325    187,590    218,855    245,455    272,055
        500,000     117,795    157,060    196,325    235,590    274,855    308,105    341,355
        700,000     165,795    221,060    276,325    331,590    386,855    433,405    479,955
        900,000     213,795    285,060    356,325    427,590    498,855    558,705    618,555
      1,200,000     285,795    381,060    476,325    571,590    666,855    746,655    826,455

    The amounts shown in the table are the straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 60 and 62 and further reduced 6% per year in the case of retirement between ages 55 and 60. If an employee retires after age 62, there is no reduction in the retirement annuity.

    The Company maintains a supplemental retirement plan which provides for the payment of benefits that are not payable under the Retirement Plan due primarily to limitations imposed by Federal tax law on benefits paid by qualified plans. The table includes supplemental retirement benefits.

    Compensation upon which retirement benefits are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Management Incentive Compensation Plan awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. As of December 31, 1996, the number of full years of service applicable for retirement benefit calculation purposes for such officers were as follows: Dr. Draper, four years; Mr. DeMaria, 37 years; Mr. Maloney, 41 years; Mr. Lhota, 32 years; and Dr. Markowsky, 25 years.

    Dr. Draper has a contract with the Company and AEP Service Corporation which provides him with a supplemental retirement annuity that credits him with 24 years of service in addition to his years of service credited under the Retirement Plan less his actual pension entitlement under the Retirement Plan and any pension entitlement from the Gulf States Utilities Company Trusteed

Retirement Plan, a plan sponsored by his prior employer.

    Fourteen AEP System employees (including Messrs. DeMaria, Maloney and Lhota and Dr. Markowsky) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 1997 of the executive officers named in the Summary Compensation Table, only Mr. Maloney would be affected and his annual supplemental benefit would be $2,361.

    The Company made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% or 15% annually (depending on the terms of the program offered), over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                                                      1982 PROGRAM                         1986 PROGRAM
                                           ----------------------------------   ----------------------------------
                                                             ANNUAL AMOUNT OF                     ANNUAL AMOUNT OF
                                               ANNUAL          SUPPLEMENTAL         ANNUAL          SUPPLEMENTAL
                                               AMOUNT           RETIREMENT          AMOUNT           RETIREMENT
                                              DEFERRED           PAYMENT           DEFERRED           PAYMENT
NAME                                       (4-YEAR PERIOD)   (15-YEAR PERIOD)   (4-YEAR PERIOD)   (15-YEAR PERIOD)
-----------------------------------------  ---------------   ----------------   ---------------   ----------------
P. J. DeMaria............................      $10,000            $52,000           $13,000            $53,300
G. P. Maloney............................       15,000             67,500            16,000             56,400

                     BOARD HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Human Resources Committee of the Board of Directors regularly reviews executive compensation policies and practices and evaluates the performance of management in the context of the Company's performance. None of the members of the Committee is or has been an officer or employee of any AEP System company or receives remuneration from any AEP System company in any capacity other than as a director. See page 6.

    The Human Resources Committee recognizes that the executive officers are charged with managing a $16 billion, multi-state electric utility during challenging times and with addressing many difficult and complex issues.

    AEP's executive compensation program is designed to maximize shareholder value, to support the implementation of the Company's business strategy and to improve both corporate and personal performance. The Committee's compensation policies supporting this program are:

    - Pay for performance, motivating both short-and long-term performance. Compensation for short- and long-term performance focuses on meeting specified corporate performance goals and the long-term interests of shareholders, respectively.

    - Require a significant amount of compensation for senior executives to be "at risk," variable incentive compensation versus fixed or base pay -- with much of this risk similar to the risk experienced by other AEP shareholders.

    - Enhance the Company's ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives through compensation opportunities.

    - Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

    The Committee also considers management's responses to the impact of increased competition and other significant changes in the rapidly evolving electric utility industry. It is the Committee's opinion that, in this ever-changing environment, Dr. Draper and the senior management team must continue to develop effectively and implement strategies to position the Company for the future. This includes the Company's development of unregulated business activities and proposals and initiatives in connection with the industry's tran-sition to competition. The success of these efforts and their benefits to the Company cannot, of course, be quantifiably measured, but the Committee believes they are vital to the Company's continuing success.

    STOCK OWNERSHIP GUIDELINES. The Board of Directors, upon the Committee's recommendation, underscored the importance of linking executive and shareholder interests by adopting in December 1994 stock ownership guidelines for senior management participants in the Performance Share Incentive Plan. The Committee and senior management believe that linking a significant portion of an executive's current and potential future net worth to the Company's success, as reflected in the stock price, gives the executive a stake similar to that of the Company's owners and further encourages long-term management for the benefit of those owners.

    Under the guidelines, the target ownership of AEP Common Stock is directly related to the officer's corporate position with the greatest ownership target for the chief executive officer. The target for the CEO is 45,000 shares, which was equivalent to approximately three times his then annual base salary. The targets for the other four officers named in the Summary Compensation Table are 15,000 shares each, equivalent to approximately 1.5 times their then annual base salary. Each officer is expected to achieve the ownership target within a period of five years commencing on January 1, 1995. Common Stock equivalents earned through the Management Incentive Compensation Plan, Senior Officer Annual
Incentive Compensation Plan and Performance Share Incentive Plan, described below, are included in determining compliance with the ownership targets. As of January 1, 1997, Dr. Draper had acquired 95% of his ownership target and the other four officers named in the Summary Compensation Table had exceeded their respective ownership requirements (see the table on pages 19 and 20 for actual ownership amounts).

COMPONENTS OF EXECUTIVE COMPENSATION

    BASE SALARY. When reviewing salaries, the Committee considers pay practices used by other electric utilities and by industry in general. In addition, the Committee considers the respective positions held by the executive officers, their levels of responsibility, performance and experience, and the relationship of their salaries to the salaries of other AEP managers and employees.

    For compensation comparison purposes, the Human Resources Committee uses the electric utility companies in the S&P Electric Utility Index, which is the peer group used in the Comparison of Five Year Cumulative Total Return graph in this proxy statement. In recognition of AEP's relatively large size and operational complexity, executive officer salary levels are targeted to the second highest quartile (between the 50th and 75th percentiles) of the range of compensation paid by the other electric utilities in this compensation peer group. Base salary levels in 1996 for the CEO and next four most highly compensated executive officers of AEP named in the Summary Compensation Table were within this second highest quartile. In establishing salary levels against that range, the Human Resources Committee considers the competitiveness of AEP's entire compensation package.

    Salaries are reviewed and adjusted annually to reflect individual and corporate performance and consistency with compensation changes within the Company and the compensation peer group of other electric utilities.

    The Committee meets without the presence of Dr. Draper, chairman, president and chief executive officer, to evaluate his performance and compensation and reports on that evaluation to the outside directors of the Board. These directors then act on the Committee's recommendation.

    ANNUAL INCENTIVE. A variable, performance-based portion of the executive officers' total compensation has been paid through the Management Incentive Compensation Plan ("MICP"), which is included in the "Bonus" column in the Summary Compensation Table. The Company established the Senior Officer Annual Incentive Compensation Plan (effective January 1, 1997) to replace the MICP for senior officers. The division into two plans facilitates the review by the Committee of all compensation for the most senior officers.

    The MICP was established (effective January 1, 1990) to motivate and reward superior management performance in serving customer needs and creating shareholder value. Each participant is assigned an annual target award expressed as a percentage of annual salary. For 1996, the target award was 30% for the executive officers named in the compensation table. Actual awards can vary from 0-150% of the target award -- based on performance.

    MICP awards are based entirely on preestablished AEP corporate performance criteria specified in the MICP. For 1996, these criteria included return on stockholder equity (weighted at 25%) and total investor return reflecting changes in stock price and payment of dividends (weighted at 25%), both measured relative to the performance of utilities in the S&P Electric Utility Index, and the extent to which the average price of power sold to retail customers (weighted at 50%) was lower as compared with other utilities in the states which AEP serves. For 1996, the target was achieved to the extent of 130%. This percentage is an estimate but should not change significantly.

    To more closely align the financial interests of the executive officers with the Company's shareholders, for 1996 and prior years, 20% of an MICP award has been deferred for three years and treated as if invested in Common Stock of the Company, although no stock is actually purchased. Dividend equivalents are credited during the three-year period. Effective with the 1996 plan year, MICP participants could elect to defer further the 20%, and to defer all or any part of the remaining 80% of an award, for payment up to five years past termination of employment, with the same treatment. The mandatory 20% deferral requirement will not apply to those MICP participants who are also participants in the Performance Share Incentive Plan described below, commencing with the 1997 plan year, because they are subject to the above-described stock ownership guidelines.

    LONG-TERM INCENTIVE. The Performance Share Incentive Plan (the "Plan"), approved by the shareholders in 1994 and made effective January 1, 1994, provides longer-term, performance-driven, equity incentive award opportunities directly related to shareholder value.

    The Plan annually establishes performance share unit targets which are earned based on

AEP's subsequent three-year total shareholder returns measured relative to the S&P peer utilities. In 1996, the Committee established targets for Dr. Draper and the other executive officers named in the Summary Compensation Table equivalent to 40% and 35%, respectively, of their then base salaries. The target number of performance share units has been determined after an evaluation of long-term incentive opportunities provided by the S&P peer companies, again targeting the second highest quartile of competitive practice. However, the awards which will ultimately be paid to participants under the Plan for a performance period are not determinable in advance and, in fact, could be zero.

    The Plan ended a three-year performance period at year end 1996. AEP's total shareholder return for 1994-1996 ranked third relative to the S&P 24 peer utilities and, as a result, 200% of the performance share unit targets originally established (and dividend credits) were earned. The associated awards are listed in the Summary Compensation Table.

    Similar to that portion of the MICP awards which are deferred, payments of earned awards under the Plan, commencing with the performance period ending in 1995, are also deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock). Such Plan deferrals continue until termination of employment or, if so elected by the recipient, with payments commencing not later than five years thereafter. Once the officers meet and maintain their respective equivalent stock ownership targets discussed above, they may then elect either to continue to defer or to receive further earned Plan awards in cash and/or Common Stock. Dividend equivalents are credited as though reinvested in additional restricted stock units. The Plan is further described on page 13.

TAX POLICY

The Committee  has considered  the  impact of  Section  162(m) of  the  Internal
Revenue Code, which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. It is the Committee's policy, consistent with sound executive compensation principles and the needs of the Company, to qualify all compensation for deductibility where practicable.

    Award payments under the Performance Share Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved performance-driven plan. Award payments under the MICP and Senior Officer Annual Incentive Compensation Plan ("SOIP") currently are not eligible for the performance-based exemption under the Code. However, since Dr. Draper has deferred MICP awards and intends to continue to defer payment of SOIP awards to dates past his retirement from the Company, the Committee has not deemed it necessary at this time to qualify compensation paid pursuant to these plans for deductibility under Section 162(m).

    No named officer in the Summary Compensation Table had taxable compensation for 1996 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code provision.

              HUMAN RESOURCES
              COMMITTEE MEMBERS
              Morris Tanenbaum, Chairman
              Arthur G. Hansen
              Lester A. Hudson, Jr.
              Donald G. Smith

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                          AEP, S&P 500 INDEX & S&P ELECTRIC UTILITY INDEX**
               American Electric Power                   S&P 500 Index      S&P Electric Utility Index
                                100.00                          100.00                          100.00
1992                            104.18                          107.62                          106.11
1993                            124.75                          118.47                          119.43
1994                            119.01                          120.03                          103.88
1995                            157.06                          165.14                          136.06
1996                            168.81                          203.09                          136.02
Assumes
$100
Invested
on
January
1, 1992
in AEP
Common
Stock,
S&P 500
Index
and S&P
Electric
Utility
Index
*Total
Return
Assumes
Reinvestment
of
Dividends
**Fiscal
Year
Ending
December
31

    The total return performance shown on the graph above is not necessarily indicative of future performance.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 1997 for all directors as of the date of this proxy statement (except for Mr. Kujawa whose ownership is as of February 7, 1997), all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                                                                STOCK
NAME                                                                    SHARES                UNITS(A)     TOTAL
------------------------------------------------------------------  ------------------------  ---------  ---------
P. J. DeMaria.....................................................       7,603(b)(c)(d)(e)       12,947     20,550
E. L. Draper, Jr..................................................       6,793(b)(d)             35,915     42,708
R. M. Duncan......................................................       2,040                    3,000      5,040
R. W. Fri.........................................................       1,000                      600      1,600
A. G. Hansen......................................................       1,159(d)                 3,000      4,159
L. A. Hudson, Jr..................................................       1,853(e)                 3,000      4,853
L. J. Kujawa......................................................         300                      300        600
W. J. Lhota.......................................................      14,053(b)(c)(d)           5,383     19,436
G. P. Maloney.....................................................       5,512(b)(c)(d)          12,765     18,277
J. J. Markowsky...................................................       7,123(b)(e)             11,755     18,878
A. E. Peyton......................................................       3,491(f)                 3,000      6,491
D. G. Smith.......................................................       1,600                      900      2,500
L. G. Stuntz......................................................       1,500(d)                 1,200      2,700
M. Tanenbaum......................................................       1,357                    2,400      3,757
A. H. Zwinger.....................................................      12,300(d)(e)             --         12,300
All directors and executive officers as a group
 (15 persons).....................................................     152,915(c)(g)             96,165    249,080

------------
(a) This column includes amounts deferred in stock units and held under the Management Incentive Compensation Plan, Performance Share Incentive Plan and Stock Unit Accumulation Plan for Non-Employee Directors. Certain of these stock units are subject to forfeiture based on length of employment or service as a director.

(b) Includes shares and share equivalents held in the following plans in the amounts listed below:

                                                    AEP EMPLOYEE STOCK    AEP PERFORMANCE      AEP EMPLOYEES
                                                      OWNERSHIP PLAN      SHARE INCENTIVE   SAVINGS PLAN (SHARE
                                                         (SHARES)          PLAN (SHARES)       EQUIVALENTS)
                                                    -------------------  -----------------  -------------------
Mr. DeMaria.......................................              90                 881               2,945
Dr. Draper........................................          --                   2,050               2,383
Mr. Lhota.........................................              64                 812              11,809
Mr. Maloney.......................................              92                 867               3,053
Dr. Markowsky.....................................              71                 775               6,154
All directors and executive officers..............             317               5,385              26,344

   With respect to the shares and share equivalents held in these plans, such persons have sole voting power, but the investment/disposition power is subject to the terms of such plans.

(c) Does not include, for Messrs. DeMaria, Lhota and Maloney, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. DeMaria, Lhota and Maloney share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(d) Includes the following numbers of shares held in joint tenancy with a family member: Mr. DeMaria, 1,232; Dr. Draper, 2,083; Dr. Hansen, 1,159; Mr. Lhota, 1,368; Mr. Maloney, 1,500; Ms. Stuntz, 300; and Ms. Zwinger, 3,100.

(e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr. DeMaria, 2,392; Mr. Hudson, 750; Dr. Markowsky, 18; and Ms. Zwinger, 3,000.

(f) Includes 315 shares over which Mr. Peyton shares voting and investment power which are held by trusts of which he is a trustee, but he disclaims beneficial ownership of 169 of such shares.

(g) Represents less than 1% of the total number of shares outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 17(a) of the Public Utility Holding Company Act of 1935, the provisions of which are implemented by rules adopted under Section 16(a) of the Securities Exchange Act of 1934, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of Common Stock and other securities of the Company and its subsidiaries with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all reports they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's executive officers and directors during the fiscal year ended December 31, 1996, the Company notes that Peter J. DeMaria, Controller of the Company and Executive Vice President of AEP Service Corporation, did not timely report the redemption of 100 shares of Cumulative Preferred Shares 9.50% Series, $100 par value, of Columbus Southern Power Company (a subsidiary of the Company) that occurred in February 1996, although he reported it shortly thereafter.

SHAREHOLDER PROPOSALS

TO BE INCLUDED in the Company's proxy statement and form of proxy for the 1998 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by the Company at its office at 1 Riverside Plaza, Columbus, Ohio 43215 not later than the close of business on November 10, 1997.

SOLICITATION EXPENSES

THE COSTS of this proxy solicitation will be paid by the Company. Proxies will be solicited principally by mail, but some telephone, telegraph or personal solicitations of holders of Common Stock of the Company may be made. Any officers or employees of the Company or of American Electric Power Service
Corporation who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. The Company will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and the Company will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange.

    The Company has also engaged Georgeson & Company Inc. to assist in the proxy solicitation, and has agreed to pay $12,500 plus expenses for such soliciting services.

                                                                       EXHIBIT A

                     AMERICAN ELECTRIC POWER COMPANY, INC.
                      DEFERRED COMPENSATION AND STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                                   ARTICLE 1
                                    PURPOSE

    The purposes of this American Electric Power Company, Inc. Deferred Compensation and Stock Plan For Non-Employee Directors (the "Plan") are to enable the Company to attract and retain qualified persons to serve as Non-Employee Directors, to provide Non-Employee Directors with an opportunity to defer some or all of their Retainer as a means of saving for retirement or other purposes, to solidify the common interests of its Non-Employee Directors and shareholders by enhancing the equity interest of Non-Employee Directors in the Company, and to encourage the highest level of Non-Employee Director performance by providing such Non-Employee Directors with a proprietary interest in the Company's performance and progress by permitting Non-Employee Directors to receive all or a portion of their Retainer in Common Stock and/or to defer all or a portion of their Retainer in Stock Units.

                                   ARTICLE 2
                                 EFFECTIVE DATE

    The Plan is subject to the approval of a majority of the holders of the Company's Common Stock entitled to vote thereon at the Annual Meeting of Shareholders to be held on April 23, 1997, or such other date fixed for the next meeting of shareholders or any adjournment or postponement thereof. Subject to the receipt of such approval, the Plan shall be effective as of January 1, 1997.

                                   ARTICLE 3
                                  DEFINITIONS

    Whenever used in the Plan, the following terms shall have the respective meanings set forth below:

3.1 "Account" means, with respect to each Participant, the Participant's separate individual account established and maintained for the exclusive purpose of accounting for the Participant's deferred Retainer which is accrued in terms of Stock Units.

3.2 "Beneficiary" means, with respect to each Participant, the recipient or recipients designated by the Participant who are, upon the Participant's death, entitled in accordance with the Plan's terms to receive the benefits to be paid with respect to the Participant.

3.3  "Board" means the Board of Directors of the Company.

3.4  "Committee" means the Human Resources Committee of the Board.

3.5  "Common Stock" means the common stock, $6.50 par value, of the Company.

3.6  "Company"  means  American  Electric  Power  Company,  Inc.,  a  New   York
     corporation, and any successor thereto.

3.7  "Director" means an individual who is a member of the Board.

3.8 "Market Value" means the closing price of the Common Stock, as published in THE WALL STREET JOURNAL report of the New York Stock Exchange -- Composite Transactions on the date in question or, if the Common Stock shall not have been traded on such date or if the New York Stock Exchange is closed on such date, then the first day prior thereto on which the Common Stock was so traded.

3.9 "Non-Employee Director" means any person who serves on the Board and who is not an officer of the Company or employee of its Subsidiaries.

3.10 "Participant" means any Non-Employee Director who has made an election to receive all or a portion of such person's Retainer in shares of Common Stock and/or to defer payment of all or a portion of such Retainer in Stock Units.

3.11 "Retainer" means the designated annual cash retainer, currently paid quarterly, for Non-Employee Directors established from time to time by the Board as annual compensation for services rendered, exclusive of compensation for service as a member of any committee designated by the Board or in connection with any meeting of the Board or special assignment, and exclusive of reimbursements for expenses incurred in performance of service as a Director.

3.12 "Stock Unit" means a measure of value, expressed as a share of Common Stock, credited to a Participant under this Plan. No certificates shall be issued with respect to such Stock Units, but the Company shall maintain a bookkeeping Account in the name of the Participant to which the Stock Units shall relate.

3.13 "Subsidiary" means any corporation in which the Company owns directly or indirectly through its Subsidiaries, at least 50 percent of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least 50 percent of the combined equity thereof.

3.14 "Termination" means retirement from the Board or termination of service as a Director for any other reason.

                                   ARTICLE 4
                 ELECTION TO RECEIVE COMMON STOCK FOR RETAINER
                    AND/OR TO DEFER RETAINER IN STOCK UNITS

4.1 ELECTION

    On or before December 31 of any year, for calendar years subsequent to 1997, a Non-Employee Director may elect, by filing with the Company an election, (a) to receive all or a specified portion of the Director's Retainer in shares of Common Stock and/or (b) to defer receipt of all or a specified portion of the Director's Retainer in Stock Units until the Director's Termination or for a period that results in payment commencing not later than five years thereafter as elected by the Participant. The election to defer payment beyond the Participant's Termination must be made at least one year prior to such Termination.

    Notwithstanding the foregoing, a Non-Employee Director may choose to participate in the Plan beginning with the Retainer payable on June 30, 1997, by filing an election to so participate on or before March 31, 1997. A Non-Employee Director elected to fill a vacancy on the Company's Board and who was not a Director on the preceding December 31, or whose term of office did not begin until after that date, may file an election to receive Common Stock and/or to defer, for all or a specified portion of the Director's Retainer, commencing not less than three months after the date of the election.

4.2 REVOCATION OF ELECTION

    An effective election pursuant to Section 4.1 may not be revoked or modified (except as otherwise stated herein) with respect to the Retainer payable for a calendar year or portion of a calendar year for which such election is effective. An effective election may be terminated or modified for any subsequent calendar year by the filing of an election, on or before December 31 of the preceding calendar year for which such modification or termination is to be effective.

4.3 COMMON STOCK ELECTION

    When a Participant elects pursuant to Section 4.1 to receive all or a portion of the Participant's Retainer in shares of Common Stock, the number of whole shares to be distributed to the Participant, with any fractional shares to be paid in cash, as of the date the Retainer would otherwise have been payable to the Participant, shall be equal to the dollar amount of the Retainer which otherwise would have been payable to the Participant divided by the Market Value on such date.

4.4 DEFERRED RETAINER ELECTION

    When a Participant elects pursuant to Section 4.1 to defer all or a portion of the Participant's Retainer in Stock Units, the number of whole and fractional Stock Units, computed to three decimal places, to be credited to the Participant's Account, on the date the deferred Retainer would otherwise have been payable to the Participant, shall be equal to the dollar amount of the deferred Retainer which otherwise would have been payable to the Participant divided by the Market Value on such date.

                                   ARTICLE 5
                           DIVIDENDS AND ADJUSTMENTS

5.1 REINVESTMENT OF DIVIDENDS

    On each dividend payment date with respect to the Common Stock, the Account of a Participant, with Stock Units held pursuant to Article 4, shall be credited with an additional number of whole and fractional Stock Units, computed to three decimal places, equal to the product of the dividend per share then payable, multiplied by the number of Stock Units then credited to such Account, divided by the Market Value on the dividend payment date.

5.2 ADJUSTMENTS

    The  number of Stock  Units credited to a  Participant's Account pursuant to
Article 4 shall be appropriately adjusted for any change in the Common Stock by reason of any merger, reclassification, consolidation, recapitalization, stock dividend, stock split or any similar change affecting the Common Stock.

                                   ARTICLE 6
                             PAYMENT OF STOCK UNITS

6.1 MANNER OF PAYMENT UPON TERMINATION

    In accordance with the Participant's election, filed with the Company, all Stock Units held in a Participant's Account shall be paid to the Participant either as (a) a lump sum distribution within 10 days after the Participant's deferred distribution date, or (b) up to 10 annual installments commencing within 10 days after the Participant's deferred distribution date. This election shall be made at the same time the Participant makes a deferral election as provided in Section 4.1. Payment may be made in cash, shares of Common Stock, or a combination of both as elected by the Participant. The election to be paid in cash or Common Stock must be filed with the Company at least 30 days prior to the payment date and, in the event an election is not made, payment will be made in cash.

6.2 MANNER OF PAYMENT UPON DEATH

    Notwithstanding the Participant's election, if a Participant dies while Stock Units are held in the Participant's Account, such Stock Units will be paid in a lump sum in cash within 90 days from the date of the Participant's death to the Beneficiary or the Participant's estate, as the case may be. Upon application by the Beneficiary or the legal representative for the Participant's estate, the lump sum payment may be deferred beyond 90 days for good cause if the Committee consents to such deferral.

6.3 DETERMINATION

    Any cash payments of Stock Units shall be calculated on the basis of the average of the Market Value of the Common Stock for the last 20 trading days prior to the Participant's deferred distribution date, respective installment payment dates or the date of the Participant's death, as the case may be. Payment in Common Stock shall be at the rate of one share of Common Stock for each Stock Unit, with any fractional shares to be paid in cash.

                                   ARTICLE 7
                            BENEFICIARY DESIGNATION

    Each  Participant  shall   be  entitled  to   designate  a  Beneficiary   or
Beneficiaries (which may be an entity other than a natural person) who, following the Participant's death, will be entitled to receive any payments to be made under Section 6.2. At any time, and from time to time, any designation may be changed or cancelled by the Participant without the consent of any Beneficiary. Any designation, change, or cancellation must be by written notice filed with the Company and shall not be effective until received by the Company. Payment shall be made in accordance with the last unrevoked written designation of Beneficiary that has been signed by the Participant and delivered by the Participant to the Company prior to the Participant's death. If the Participant designates more than one Beneficiary, any payments under Section 6.2 to the Beneficiaries shall be made in equal shares unless the Participant has designated otherwise, in which case the payments shall be made in the proportions designated by the Participant. If no Beneficiary has been named by the Participant or if all Beneficiaries predecease the Participant, payment shall be made to the Participant's estate.

                                   ARTICLE 8
                          TRANSFERABILITY RESTRICTIONS

    The Plan shall not in any manner be liable for, or subject to, the debts and liabilities of any Participant or Beneficiary. No payee may assign any payment due such party under the Plan. No benefits at any time payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind.

                                   ARTICLE 9
                                 FUNDING POLICY

    The Company's obligations under the Plan shall be totally unfunded so that the Company or any Subsidiary is under merely a contractual duty to make payments when due under the Plan. The promise to pay shall not be represented by notes and shall not be secured in any way.

                                   ARTICLE 10
                               CHANGE IN CONTROL

    Notwithstanding any provision of this Plan to the contrary, if a "Change in Control" (as defined below) of the Company occurs, Stock Units held in a Participant's Account will be paid in a lump sum in cash, shares of Common
Stock, or a combination of both, to the Participant, as elected by the Participant, not later than 15 days after the date of the Change in Control. For this purpose, the balance in the Account shall be determined by the higher of
(a) the average of the Market Value of the Common Stock for the last 20 trading days prior to such Change in Control or (b) if the Change in Control of the Company occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Common Stock pursuant thereto. Any consideration other than cash forming a part or all of the consideration for the Common Stock to be paid pursuant to the applicable transaction shall be valued at the valuation price thereon determined by the Board.

    In addition, the Company shall reimburse a Participant for the legal fees and expenses incurred if the Participant is required to seek to obtain or enforce any right to distribution. In the event that it is determined that such Participant is properly entitled to a cash distribution hereunder, such Participant shall also be entitled to interest thereon at the prime rate of interest as published in THE WALL STREET JOURNAL plus two percent from the date such distribution should have been made to and including the date it is made. Notwithstanding any provisions of this Plan to the contrary, the provisions of this Article may not be amended by an amendment effected within three years following a Change in Control.

    A "Change in Control" of the Company shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25 percent of the then outstanding voting stock of the Company; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new Directors whose election or nomination for election was approved by a vote of at least two-thirds of the Directors then still in office who were either Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or (c) the Company's shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75 percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(d) the shareholders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event described in (a) or (c) above, if Directors who were a majority of the members of the Board prior to such event and who continue to serve as Directors after such event determine that the event shall not constitute a Change in Control.

                                   ARTICLE 11
                                 ADMINISTRATION

    The Plan shall be administered by the Committee. The Committee shall have authority to inter-pret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all Participants. The Committee may employ agents, attorneys, accountants, or other persons (who also may be employees of a Subsidiary) and allocate or delegate to them powers, rights, and duties, all as the Committee may consider necessary or advisable to properly carry out the administration of the Plan.

                                   ARTICLE 12
                           AMENDMENT AND TERMINATION

    The Company, by resolution duly adopted by the Board, shall have the right, authority and power to alter, amend, modify, revoke, or terminate the Plan; except as provided in Article 10; and provided further, that no amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to any Stock Units held in such Participant's Account, unless the Participant shall consent thereto in writing.

                                   ARTICLE 13
                                 MISCELLANEOUS

13.1 NO RIGHT TO CONTINUE AS A DIRECTOR

    Nothing in this Plan shall be construed as conferring upon a Participant any right to continue as a member of the Board.

13.2 NO INTEREST AS A SHAREHOLDER

    Stock Units do not give a Participant any rights whatsoever with respect to shares of Common Stock until such time and to such extent that payment of Stock Units is made in shares of Common Stock as requested by the Participant.

13.3 NO RIGHT TO CORPORATE ASSETS

    Nothing in this Plan shall be construed as giving the Participant, the Participant's designated Beneficiaries or any other person any equity or interest of any kind in the assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company or any Subsidiary and any person. As to any claim for payments due under the provisions of the Plan, a Participant, Beneficiary and any other persons having a claim for payments shall be unsecured creditors of the Company or any Subsidiary.

13.4 PAYMENT TO LEGAL REPRESENTATIVE FOR PARTICIPANT

    In the event the Committee shall find that a Participant is unable to care for his or her affairs because of illness or accident, the Committee may direct that any payment due the Participant be paid to the Participant's duly appointed legal representative, and any such payment so made shall be a complete discharge of the liabilities of the Plan.

13.5 NO LIMIT ON FURTHER CORPORATE ACTION

    Nothing contained in the Plan shall be construed so as to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or any Subsidiary to be appropriate or in its best interest.

13.6 GOVERNING LAW

    The Plan shall be construed and administered according to the laws of the State of New York to the extent that those laws are not preempted by the laws of the United States of America.

13.7 HEADINGS

    The headings of articles, sections, subsections, paragraphs or other parts of the Plan are for convenience of reference only and do not define, limit, construe, or otherwise affect its contents.

--------------------------------------------------------------------------------

         [LOGO]
1 Riverside Plaza
Columbus, OH 43215-2373

                             [PRINTED WITH SOY INK]

                          [PRINTED ON RECYCLED PAPER]

                                                   AMERICAN ELECTRIC POWER
                                                   1 Riverside Plaza
                                                   Columbus, Ohio 43215-2373

CONTENTS

Selected Consolidated Financial Data

Management's Discussion and Analysis of Financial Condition and Results of Operations

Consolidated Statements of Income and
  Consolidated Statements of Retained Earnings

Consolidated Statements of Cash Flows

Consolidated Balance Sheets

Notes to Consolidated Financial Statements

Schedule of Consolidated Cumulative Preferred Stocks of Subsidiaries

Schedule of Consolidated Long-term Debt of Subsidiaries

Management's Responsibility

Independent Auditors' Report

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA
Year Ended December 31,        1996      1995       1994       1993     1992
INCOME STATEMENTS DATA
(in millions):
Operating Revenues            $5,849    $5,670     $5,505    $5,269   $5,045
Operating Income               1,008       965        932       929      883
Net Income                       587       530        500       354      468

December 31,                   1996      1995        1994      1993     1992

BALANCE SHEETS DATA
 (in millions):
Electric Utility Plant       $18,970   $18,496    $18,175   $17,712  $17,509
Accumulated Depreciation
  and Amortization             7,550     7,111      6,827     6,612    6,281
Net Electric Utility Plant   $11,420   $11,385    $11,348   $11,100  $11,228

Total Assets                 $15,886   $15,902    $15,739   $15,362  $14,217

Common Shareholders' Equity    4,545     4,340      4,229     4,151    4,245

Cumulative Preferred Stocks
 of Subsidiaries:
  Not Subject to Mandatory
   Redemption                     90       148        233       268      535

  Subject to Mandatory
   Redemption*                   510       523        590       501      234

Long-term Debt*                4,884     5,057      4,980     4,995    5,311

Obligations Under Capital
 Leases*                         414       405        400       284      300

*Including portion due within one year

Year Ended December 31,         1996      1995      1994       1993     1992

COMMON STOCK DATA:
Earnings per Share             $3.14     $2.85      $2.71     $1.92    $2.54

Average Number of Shares
 Outstanding (in thousands)  187,321   185,847    184,666   184,535  184,535

Market Price Range: High     $44-3/4   $40-5/8    $37-3/8   $40-3/8  $35-1/4

                    Low       38-5/8    31-1/4     27-1/4        32   30-3/8

Year-end Market Price         41-1/8    40-1/2     32-7/8    37-1/8   33-1/8

Cash Dividends Paid            $2.40     $2.40      $2.40     $2.40    $2.40
Dividend Payout Ratio          76.5%     84.1%      88.6%    125.2%    94.6%
Book Value per Share          $24.15    $23.25     $22.83    $22.50   $23.01

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Outlook

  With the issuance of two Federal Energy Regulatory Commission (FERC) orders and the commencement of planning for retail competition at the state level, we are in a better position to identify and develop strategies for addressing the issues that face American Electric Power (AEP) and our changing industry. We recognize that the conventional ways of maintaining and enhancing shareholder value are becoming less effective as the industry moves towards greater competition in the generation and sale of electricity. The industry's transition to competition and customer choice and the ability to fully recover costs are probably the most significant factors affecting AEP's future profitability.

  Although AEP has the financial strength, geographic reach, location and cost structure to be an able competitor, no assurance can be given that AEP can maintain this position in the future. However, we intend to make every effort to maintain and strengthen our competitive position. We see a link between a smooth transition to a competitive marketplace and the maintaining and enhancing of shareholder value.

  The new FERC orders facilitate increased competition in both the generation and sale of bulk power to wholesale customers. They provide, among other things, for open access to transmission facilities. AEP's support of the FERC's open access transmission rule is evidenced by our being among the first to file a comparability tariff, offering access to our transmission grid at 143 interconnections to all parties under the same terms and conditions available to AEP. This has provided AEP with greater opportunities for transmission service revenues.

  Although customer choice proposals and discussions are under way in the states in which we operate, it is difficult to predict their result and the timing of any resultant changes. We are actively involved in discussions on the state and federal level regarding how best to transition to competition in order to represent the best interests of our customers, shareholders and employees. We favor a transition because we believe that AEP will in the long-term fare better in a competitive market than under continued regulation.

  As the electric energy market evolves from cost-of-service ratemaking to market-based pricing, many complex issues must be resolved, including the recovery of stranded costs. While the new FERC orders provide, under certain conditions, for recovery of stranded costs at the wholesale level, the issue of stranded cost remains open at the much larger state retail level.

Stranded Costs

  Stranded costs occur when a customer switches to a new supplier for its electric energy needs or when a component of the business, for example generation, is no longer subject to cost-based regulation, creating the issue of who pays for plant investment, purchased power or fuel contracts both non-affiliated and affiliated, inventories, construction work in progress, nuclear decommissioning, plant removal and shutdown costs, previously deferred costs (regulatory assets) and other investments and commitments that are no longer needed, economic or recoverable in a competitive market. The amount of any stranded costs AEP may experience depends on the timing of and the extent to which direct competition is introduced to our business and the then-existing market price of energy.

  Under the provisions of Statement of Financial Accounting Standards
(SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," assets (deferred expenses) and liabilities (deferred revenues) are included in the consolidated financial statements in accordance with regulatory actions to match expenses and revenues in cost-based rates. In the event a portion of the business no longer met the requirements of SFAS 71, net regulatory assets would have to be written off for that portion of the business. Among other requirements SFAS 71 requires that the rates charged customers be cost based.

  Our generation business is still cost-based regulated and should remain so for at least three to five years as the industry transitions to full competition. Although the recent FERC orders provide for competition in the firm wholesale market, that market is a relatively small part of our business and many of our firm wholesale sales are still under cost-of-service contracts. We believe that enabling state legislation should provide for a sufficient transition period to allow for the recovery of any generation-related stranded costs and we are dedicating ourselves to work with regulators, customers and legislators to accomplish both an orderly transition and a reasonable and fair disposition of the stranded cost issue.

  We favor the recovery of stranded costs during a transition period in which rates would be fixed or frozen and electric utilities would take steps to achieve cost savings which would be used to reduce or eliminate stranded costs. However, if electric utilities were to no longer be cost-based regulated and it were not possible to recover stranded costs, the results of operations and financial condition of AEP and other electric utilities would be adversely affected.

  Since state commissions have jurisdiction over the sale and distribution of electricity to retail customers, we believe that state legislation and regulation should shape the future competitive market for electricity while federal legislation should seek to ensure reciprocity among the states and a level playing field for all power suppliers. Presently states with higher cost power, like California and Massachusetts, are aggressively pursuing deregulation. The states AEP operates in, however, are generally addressing the call for customer choice more cautiously and the transition to competition is expected to evolve at an uneven pace across the states.

Restructuring/Functional Unbundling

  In 1996 we took some major steps to maintain and enhance AEP's competitive strength and made progress towards our long-term goal of becoming the world's premier supplier of energy and related services. We restructured our management and operations to allow us to comply with the new FERC orders by separating our generation and energy sales operations from our energy transmission delivery operations and to address increasing competition among electric suppliers through distinct functional business units. This has achieved and should continue to achieve staffing, managerial and operating efficiencies. The generation and marketing business units expect to eventually compete in an open market for customers. Our energy delivery business will remain regulated and may ultimately be subject to some form of incentive or performance-based ratemaking while Corporate Development and Marketing will be working to cultivate new but related non-regulated business opportunities.

Corporate Branding and Positioning

  We are enhancing our marketing and customer service efforts with programs like the Key Accounts Program which strives to build strong partnerships with key customers in order to build customer loyalty. In 1996 AEP also launched a series of new television commercials as part of a branding campaign to inform our customers that we will be operating under the name American Electric Power and that we are AEP: America's Energy Partner. The commercials are intended to position AEP as more than just a supplier of electricity. As we enter an increasingly competitive energy market we want to be the energy and energy services provider of choice.

New Business Opportunities

  In the non-rate-regulated environment, AEP offers energy consulting and project management services both domestically and internationally and contracts with other public utilities and government agencies for the licensing of intellectual property and the delivery of energy services. In 1996 an AEP subsidiary and two Chinese companies formed a joint venture company to finance and build a 250-megawatt electric generating facility in China. AEP's share of the total cost of the facility is approximately $120 million and the project is expected to be operational in 1999.

   On February 24, 1997 AEP and Public Service Company of Colorado with equal interests in a joint venture announced a cash tender offer for Yorkshire Electricity Group plc in the United Kingdom. The joint venture proposes to pay $2.4 billion to acquire all of the stock of Yorkshire Electricity. AEP's equity invest-ment, estimated to be $360 million, will be made through its subsidiary AEP Resources Inc., initially using cash borrowed under a revolving credit agreement. We consider the China investment and Yorkshire tender offer as important steps in our long-term goal to become the premier provider of energy and energy services worldwide.

   In addition to pursuing foreign power generation, transmission and distribution investments we formed new subsidiaries in 1996 to explore other new complementary business opportunities including AEP Communications, Inc. which was formed to provide data transmission and related telecommunications products and services. In January 1997 AEP Communications, Inc. entered into an agreement with Sprint Communications, Inc. to construct jointly a 150 mile fiber optic line between Charleston, West Virginia and Roanoke, Virginia. Another new subsidiary AEP Power Marketing is presently seeking approval to market and broker power outside of our traditional service territory. Plans are also in place to commence gas marketing. We are pursuing non-regulated related business opportunities because we believe they offer the opportunity to earn enhanced returns as compared with our traditional regulated business. However, we recognize that these opportunities are generally riskier. Investments in new business opportunities may be made after management carefully assesses the risks versus the potential for enhanced shareholder value.

Cost Containment

  In 1996 we continued our efforts to reduce costs in order to maintain our competitiveness. Reviews of our major processes led to decisions to consolidate the management and operations of internal service functions performed at multiple locations. Among the functions being consolidated are fossil generation plant maintenance, nuclear operations support staff, system operations, accounting and load research. A study of the Company's procurement and supply chain operations led to cost reductions through better inventory management, just-in-time delivery and the increased use of electronic purchasing. Also in 1996 we completed the installation of an activity based management budgeting system throughout the system. This tool will enable managers to better analyze work and control costs. While staff reductions and cost savings are being achieved in these and other areas, expenses for new marketing and customer services and modern efficient management information systems are being increased to prepare for competition. These expenditures for the future should produce further improvements and efficiencies, enabling AEP to maintain its position as a low-cost producer.

Fuel Costs

  Coal is 70% of the production cost of electricity for AEP. Although our coal costs per unit of electricity (per Kwh) have declined by one-half in constant dollars in the last 10 years, we recognize that we must continue to manage our coal costs to continue to maintain our competitive position. Approximately 15% of the coal we burn is supplied by affiliated mines; the remainder is acquired under long-term contracts and in the spot market. As long-term contracts expire we are negotiating with non-affiliated suppliers to lower purchased coal costs. Efforts also continued in 1996 to reduce the cost of affiliated coal. We intend to continue to prudently supplement our long-term coal supplies with spot market purchases as long as favorable spot market prices exist.

  In recent years we have agreed in our Ohio jurisdiction to certain limitations on the recovery of affiliated coal costs. Our analysis shows that we should be able to recover over the term of the agreement (through
2009) the Ohio jurisdictional portion of the current and deferred costs of our affiliated mining operations including future mine closure costs. Management intends to seek recovery of its non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of our affiliated mines estimated at $180 million after tax. However, should it become apparent that the costs will not be recoverable from Ohio and/or non-Ohio jurisdictional customers, the mines may have to be closed and future earnings and possibly financial condition adversely affected. In addition compliance with Phase II requirements of the Clean Air Act, which become effective in January 2000, could also cause the mining operations to close. Unless the cost of any mine closure is recovered either in regulated rates or as a stranded cost in a transition to competition, future earnings and possibly financial condition could be adversely affected.

Nuclear Costs

  Significant efforts have been made to enhance our competitiveness in nuclear power generation and to improve our nuclear organizational efficiency. Net generation in 1996 for the Company's only nuclear plant, the two-unit Donald C. Cook Nuclear Plant, located on the shores of Lake Michigan, was 16,396 gigawatts, the highest in the plant's 20-year history. The generation record was set in part due to Unit 2's best continuous run in its history, 226 days, reached in December 1996. Refueling costs and related outage time have been reduced. We also reduced nuclear staff support costs in 1996 by relocating our Columbus-based nuclear management and support staff to Michigan to consolidate it with the plant staff.

  It is difficult to reduce nuclear generation costs since certain major cost components are impacted by federal laws and Nuclear Regulatory

Commission (NRC) regulations. The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of spent nuclear fuel and high-level radioactive waste. By law we participate in the Department of Energy's (DOE's) Spent Nuclear Fuel (SNF) disposal program which is described in Note 4 of the Notes to Consolidated Financial Statements. Since 1983 our customers have paid $254 million for the disposal of spent nuclear fuel consumed at the Cook Nuclear Plant. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a repository for spent fuel. To date the federal government has not made sufficient progress towards a permanent repository or otherwise assuming responsibility for SNF. As long as there is a delay in the storage repository for SNF, the cost of both temporary and permanent storage will continue to increase.

  The cost to decommission the Cook Nuclear Plant is also affected by NRC regulations and the DOE's SNF disposal program. Studies completed in 1994 estimate the cost to decommission the Cook Nuclear Plant and dispose of low-level nuclear waste accumulation to range from $634 million to $988 million in 1993 dollars. This estimate could escalate due to uncertainty in the DOE's SNF disposal program and the length of time that SNF may need to be stored at the plant site delaying decommissioning. Presently we are recovering the estimated cost of decommissioning the Cook Nuclear Plant over its remaining life. However, AEP's future results of operations and possibly its financial condition could be adversely affected if the cost of spent nuclear fuel disposal and decommissioning continues to increase and cannot be recovered in regulated rates or as a stranded cost in a future competitive market.

Environmental Concerns

  We take great pride in our efforts to economically produce and deliver electricity while minimizing the impact on the environment. AEP has spent millions of dollars to equip our facilities with the latest economical clean air and water technologies and to research possible new technologies. We are also proud of our award winning efforts to reclaim our mining properties. We intend to continue to take a leadership role to foster economically prudent efforts to protect and preserve the environment.

Hazardous Material

  By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and spent nuclear fuel.
Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of or treated in captive disposal facilities or are beneficially utilized. In addition, our generating plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls (PCBs) and other hazardous and non-hazardous materials. We are currently incurring costs to safely dispose of such substances, and additional costs could be incurred to comply with new laws and regulations if enacted.

 The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund) addresses clean-up of hazardous substances at disposal sites and authorized the United States Environmental Protection Agency (Federal EPA) to administer the clean-up programs. As of year-end 1996, we are currently involved in litigation with respect to five sites being overseen by the Federal EPA and have been named by the Federal EPA as "Potentially Responsible Parties" (PRPs) for six other sites. There are eight additional sites for which AEP companies have received information requests which could lead to PRP designation. Also, an AEP subsidiary has received an information request with respect to one site administered by state authorities. Our liability has been resolved for a number of sites with no significant effect on results of operations. In those instances where we have been named a PRP or defendant, our disposal or recycling activity was in accordance with the then-applicable laws and regulations. Unfortunately, CERCLA does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.

  While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding such potential liability. The disposal at a particular site by AEP is often unsubstantiated; the quantity of material we disposed of at a site was generally small; and the nature of the material we generally disposed of was non-hazardous. Typically, we are one of many parties named as PRPs for a site and, although liability is joint and several, generally some of the other parties are financially sound enterprises. Therefore, our present estimates do not anticipate material cleanup costs for identified sites for which we have been declared PRPs. However, if for reasons not currently identified significant costs are incurred for cleanup, future results of operations and possibly financial condition would be adversely affected unless the costs can be recovered from customers.

Federal EPA Actions

  Federal EPA is required by the Clean Air Act Amendments of 1990 (CAAA) to issue rules to implement the law. In December 1996 Federal EPA issued final rules governing nitrogen oxide emissions that must be met after January 1, 2000 (Phase II of the CAAA). The final rules will require substantial reductions in nitrogen oxide emissions from certain types of power plant boilers including those in AEP's power plants. In December 1996 a group of utilities including AEP operating companies filed a petition for review of the rules in a U.S. Court of Appeals and requested expedited consideration of the appeal. The cost to comply with the emission reductions required by the final rules is expected to be substantial and could have a material adverse impact on results of operations and possibly financial condition if these costs are not recovered from customers.

  Federal EPA is considering proposals to revise the existing ambient air quality standard for ozone and to establish a new ambient air quality standard for fine particulate matter. The rules being considered could result in requirements for reductions of nitrogen oxides and sulfur dioxide emitted from coal fired power plants and could have a significant impact on AEP's operations. The proposals being considered are of particular concern because they do not appear to have a sound scientific basis. The cost of complying with any new emission reduction requirements imposed as a result of the adoption of revised ambient air quality standards can not be precisely determined but could be substantial. If Federal EPA ultimately promulgates stricter ambient air quality standards, they could have a material adverse impact on results of operations and possibly financial condition if these costs are not recovered from customers.

Results of Operations

  1996 was a good year for AEP with earnings the best since 1989 and total shareholder return placing us among the best in our industry. We continued to be well within our goal of being in the upper quartile of the companies in the Standard & Poor's electric utility index, based on cumulative three-year return.

Earnings Increase

  In 1996 earnings increased 11% to $587 million or $3.14 per share from $530 million or $2.85 per share in 1995. The increase is mainly attributable to increased sales of energy and services and reduced interest charges and preferred stock dividends. Sales increased due to increased transmission and other services provided to power marketers and utilities and increased energy sales to non-affiliated utilities and industrial customers. The reduction in interest and preferred stock dividends resulted from the Company's refinancing program. Also contributing to the improvement in earnings were severance pay charges recorded in 1995 in connection with realigning operations and management and gains recorded in 1996 from emission allowance transactions.

  Earnings increased 6% in 1995 to $530 million or $2.85 per share from $500 million or $2.71 per share in 1994. The primary reason for the earnings improvement was increased retail energy sales reflecting increased usage and growth in the number of customers. Unseasonably warm weather in the summer of 1995 and colder weather in the fourth quarter of 1995, were the primary factors accounting for the increased usage. The positive earnings impact of the increased sales was partly offset by the unfavorable effect of severance pay.

Revenues And Sales Increase

  Operating revenues increased 3% in 1996 and 1995. Increased wholesale energy sales and transmission and coal conversion service revenues were the primary reasons for the increase in 1996 revenues. In 1995 the revenue increase resulted primarily from an increase in retail customers' energy usage, growth in the number of retail customers and the effects of rate increases.

  The change in revenues can be analyzed as follows:

                                    Increase (Decrease)
                                    From Previous Year
(Revenues in Millions)             1996               1995
                                  Amount    %    Amount     %
Retail:
   Price Variance                $ (42.9)        $ 46.5
   Volume Variance                  63.7          173.0
   Fuel Cost Recoveries             15.0          (22.9)
                                    35.8   0.7    196.6     4.2
Wholesale:
   Price Variance                 (202.0)         (39.3)
   Volume Variance                 317.3           10.8
   Fuel Cost Recoveries             (3.6)          (4.6)
                                   111.7  16.4    (33.1)   (4.6)

Other Operating Revenues            31.4            2.2

     Total                       $ 178.9   3.2   $165.7     3.0

  In 1996 retail revenues increased slightly due to growth in the number of customers and the addition of a major new industrial customer in December
1995. Revenues from sales to residential customers, the most weather-sensitive customer class, were flat, increasing less than one percent, as the effect of cold winter weather in early 1996 was offset by mild summer and December temperatures. Revenues from commercial and industrial customers increased 1% reflecting growth in the number of customers.

  Wholesale revenues increased 16% in 1996 reflecting a 46% increase in wholesale sales attributable largely to new wholesale transactions with power marketers and other utilities. As the wholesale energy market evolves into a competitive marketplace the Company intends to take advantage of new ways to market and price electricity and related services. During 1996 the Company provided coal conversion services resulting in 6.8 billion kilowatthours of electricity generated for power marketers and certain other utilities under a new FERC-approved interruptible, contingent sales tariff. As a result of these new sales, the average price per kilowatthour was significantly less in 1996 than in 1995. Also contributing to the increased wholesale sales was a new long-term contract with an unaffiliated utility to supply 205 MW of energy for 15 years beginning January 1, 1996.

  An increased level of activity in the wholesale energy markets encouraged by the 1996 issuance of FERC open access transmission rules and AEP's aggressive efforts to provide flexible and competitively priced transmission services led to an increase in transmission service revenues. As a result transmission revenues, which are recorded in other operating revenues, increased by approximately $24 million.

  The increase in 1995 operating revenues resulted primarily from a 4% increase in energy sales to retail customers due mainly to increased usage and continued growth in the number of customers in all retail customer classes. Energy sales to residential customers, the most weather-sensitive customer class, rose more than 6% in 1995 mainly as a result of increased weather related usage in the last half of the year. Sales to commercial and industrial customers rose 5% and 2%, respectively, reflecting the effects of weather and the expanding economy.

 Although revenues from wholesale customers declined in 1995, wholesale energy sales increased by more than 1% largely due to increased short-term sales made on an hourly basis to unaffiliated utilities. This type of short-term sale is typically made when the unaffiliated utility can purchase energy at a lower cost than the cost at which that utility can generate the energy or when the customer is short on generating capacity. Such sales increase in periods of extreme weather. The increase in 1995 wholesale energy sales occurred during the last six months of the year when the summer was unseasonably warm and fall temperatures were colder compared with the prior year. While wholesale energy sales increased, wholesale revenues declined in 1995 reflecting increasing price related competition.

 The level of wholesale sales tends to fluctuate due to the highly competitive nature of the short-term energy market and other factors, such as unaffiliated generating plant availability, the weather and the economy. The recently adopted FERC rules which introduce a greater degree of competition into the wholesale energy market have had the effect of increasing short-term wholesale sales and transmission service revenues. The Company's sales and in turn its results of operations were impacted in 1996 and prior years by the quantities of energy and services sold in wholesale transactions. Future results of operations will be affected by the quantity and price of wholesale transactions which often depends on the weather and power plant availability.

Operating Expenses Increase

  Operating expenses increased 3% in 1996 and 1995. The primary items accounting for the increase in 1996 were increased fuel costs, federal income taxes and expenditures for marketing, information systems and other items necessary to prepare for the transition to competition. In 1995 increased rent and related operating costs of the newly installed Gavin Plant flue gas desulfurization systems (scrubbers) and expenses related to severance pay charges were the main reasons for the increase in operating expenses. Changes in the components of operating expenses were as follows:

                                             Increase (Decrease)
                                              From Previous Year
(Dollars in Millions)                    1996              1995
                                        Amount    %       Amount     %

Fuel and Purchased Power                $ 61.2   3.8     $(119.7)  (6.9)
Other Operation                           25.9   2.2       181.3   18.1
Maintenance                              (39.0) (7.2)       (2.4)  (0.5)
Depreciation and Amortization              7.8   1.3        20.8    3.6
Taxes Other Than Federal
   Income Taxes                            9.4   1.9        (5.0)  (1.0)
Federal Income Taxes                      70.2  25.8        58.6   27.5
      Total                             $135.5   2.9     $ 133.6    2.9

  Fuel and purchased power expense increased in 1996 due to an increase in generation to meet the increase in industrial and wholesale customer demand. The effect of increased generation was partially offset by reduced average fossil fuel costs resulting from increased usage of lower cost spot market coal and lower cost nuclear fuel.

   Although generation increased 3% in 1995, fuel and purchased power expense declined as a result of a decrease in the average cost of fossil fuel resulting from reduced coal prices reflecting the renegotiation of certain long-term coal contracts and other lower priced purchases under existing and new contracts. Other factors which reduced fuel and purchased power expense in 1995 were increased utilization of low cost nuclear generation; decreased energy purchases due to the mild weather during the first half of 1995 and the operation of fuel clause mechanisms. Changes in fuel expense are generally deferred pending recovery in various fuel clause mechanisms, as such they generally do not affect earnings.

  The significant increase in other operation expense during 1995 was primarily due to rent and other operating costs of the Gavin Plant scrubbers which went into service in December 1994 and the first quarter of 1995; a $41 million ($27 million after-tax) provision for severance pay recorded in 1995 related mainly to a functional realignment of operations; and costs related to the development of a new activity based budgeting system.

    Maintenance expense decreased in 1996 due to the recovery of previously expensed storm damage costs and reduced nuclear plant maintenance expense due to workforce reductions and the reduction of contract labor at the Cook Nuclear Plant.

  The increases in federal income tax expense attributable to operations was primarily due to an increase in pre-tax operating income and changes in certain book/tax differences accounted for on a flow-through basis and in 1995 the effects of accrual adjustments for prior year tax returns.

Nonoperating Income

  Nonoperating income decreased in 1996 due to the cost of the AEP branding program and startup costs of the new business ventures. The increase in nonoperating income in 1995 was mainly due to a 1994 loss of $8.2 million on a demand side management investment.

Interest Charges and Preferred Stock Dividend Requirements

  In 1996 interest charges and preferred stock dividend requirements decreased as the Company's subsidiaries continued their refinancing programs. The programs reduced the average interest rate and the amount of long-term debt and preferred stock outstanding. The cost of short-term borrowings in 1996 increased slightly re-flecting an increased average balance of short-term debt outstanding.

   Interest charges increased in 1995 mainly due to an increase in interest on short-term debt resulting from a higher average interest rate in 1995 on larger levels of outstanding short-term debt.

Common Dividend Remains Constant; Payout Ratio Decreases

  The Company paid a quarterly dividend in 1996 of 60 cents a share maintaining the annual dividend rate at $2.40 per share. The payout ratio continued an improving trend to 76% in 1996 from 84% in 1995 and 89% in 1994. It has been a management objective to reduce the payout ratio through efforts to increase earnings in order to enhance AEP's ability to invest in new business ventures that complement our core competencies and can maintain and improve shareholder value.

Liquidity and Capital Resources

   Electric utility construction expenditures in the United States have been declining in recent years due to slow growth in the demand for electricity, environmental restrictions, and delays in obtaining approvals to construct transmission facilities. Demand-side management programs such as direct load control, interruptible load, energy efficiency, and other demand and load reduction programs have lessened the need for new plant expenditures. Also in some parts of the country substantial portions of new generation additions have been by non-utility entities. AEP's construction expenditures have followed the industry trend and have been generally declining since 1991 when we last completed a new generating facility. Our electric generating plant expenditures for 1996 accounted for only 27% of the total electric utility plant expenditures, as compared to the historic level of investment in electric generating plant of 49%. Transmission and distribution (T&D) expenditures, on the other hand, accounted for approximately 68% of expenditures, compared with the historic investment level of 46%. Construction expenditures for our domestic utility operations are estimated to be $2 billion over the next three years with no major plant construction planned for our service territory. Total T&D expenditures will be related to the improvement of and additions to delivery facilities. Approximately 88% of the domestic construction expenditures for the next three years will be financed internally. Allowance for funds used during construction (AFUDC) accruals also declined during this period. The decline in AFUDC in recent years is primarily due to the decrease in the level of generation plant construction combined with a decrease in interest rates.

   The operating subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds. They periodically reduce their outstanding short-term debt through issuances of long-term debt and historically preferred stock and with additional capital contributions by the parent company. In 1996 short-term borrowing decreased by $45 million. At December 31, 1996

American Electric Power Co., Inc. (the parent company) and its utility subsidiaries had unused short-term lines of credit of $409 million, and several of AEP's subsidiaries engaged in providing non-regulated energy services had an unused line of credit of $100 million available under a revolving credit agreement. In February 1997 the credit available under the revolving credit agreement was increased to $500 million. The sources of funds available to the parent company are dividends from its subsidiaries, short-term and long-term borrowings and, when necessary, proceeds from the issuance of common stock. The parent company issued 1,600,000 shares in 1996, 1,400,000 shares in 1995 and 700,000 shares in
1994 of common stock through a Dividend Reinvestment Program raising $65 million, $49 million and $22 million, respectively. As a result of the common stock issuances and the reduction in long-term debt over the past several years, the common equity to capitalization ratio has steadily improved. At December 31, 1996 the ratio increased to 45.3% from 43.1% at year-end 1995 and from 42.1% at year-end 1994.

   The debt and preferred stock coverages of the principal operating subsidiaries remained strong in 1996.

Coverages at December 31, 1996
                         Mortgage and   Preferred
                       Long-term Debt       Stock

Appalachian Power Co.            3.98        1.99
Columbus Southern Power Co.      4.44         N/A
Indiana Michigan Power Co.       6.66        3.07
Kentucky Power Co.               3.22         N/A
Ohio Power Co.                   6.62        3.63

N/A = Not Applicable

  Unless the subsidiaries meet certain earnings or coverage tests, they cannot issue additional mortgage bonds or preferred stock. In order to issue mortgage bonds (without refunding existing debt), each subsidiary must have pre-tax earnings equal to at least two times the annual interest charges on mortgage bonds after giving effect to the issuance of the new debt. Generally, issuance of additional preferred stock requires after-tax gross income at least equal to one and one-half times annual interest and preferred stock dividend requirements after giving effect to the issuance of the new preferred stock. The subsidiaries presently exceed these minimum coverage requirements.

    In January 1997 the Company announced a tender offer for certain subsidiaries' preferred stock in conjunction with special meetings scheduled to be held on February 28, 1997. The special meetings' purpose is to consider amendments to the subsidiaries' articles of incorporation to remove certain capitalization ratio requirements. These restrictions limit the subsidiaries' financial flexibility and could place them at a competitive disadvantage in the future. The amount paid to redeem the preferred stock that is tendered could total as much as $514 million. The subsidiaries expect to use a combination of short-term debt and unsecured long-term debt to pay for the preferred stock tendered.

Litigation

   AEP is involved in a number of legal proceedings and claims. While we are unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on the results of operations and/or financial condition.

Effect of Inflation

   Inflation affects AEP's cost of replacing utility plant and the cost of operating and maintaining its plant. The rate-making process limits our recovery to the historical cost of assets resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that results from the repayment of long-term debt with inflated dollars partly offset such losses.

Corporate Owned Life Insurance

    In connection with the audit of AEP's 1991, 1992 and 1993 federal income tax returns the Internal Revenue Service agents sought a ruling from the IRS National Office that certain interest deductions relating to a corporate owned life insurance (COLI) program should not be allowed. The Company established the COLI program in 1990 as a part of its strategy to fund and reduce the cost of medical benefits for retired employees. AEP filed a brief with the IRS National Office refuting the agents' position. Although no adjustments have been proposed, a disallowance of the COLI interest deductions through December 31, 1996 would reduce earnings by approxiately $247 million (including interest). AEP believes it will ultimately prevail on this issue and will vigorously contest any disallowance that may be assessed.

   In 1996 Congress enacted legislation that prospectively phases out the tax benefits for COLI interest deductions over a three year period beginning in 1996. As a result the Company intends to restructure its COLI program. The restructuring of the COLI program is not expected to have a material impact on results of operations.

New Accounting Rules

   In 1996 the Financial Accounting Standards Board (FASB) issued an exposure draft "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets." The proposal suggests that the present value of decommissioning and certain other closure or removal obligations be recorded as a liability when the obligation is incurred. A corresponding asset would be recorded in the plant investment account and recovered through depreciation charges over the asset's life. A proposed transition rule would require that an entity report in income the cumulative effect of initially applying the new standard. The FASB is reconsidering the exposure draft proposal. It is unclear at this time in what manner the FASB will adopt the proposal. Until it becomes apparent what the FASB will decide and how certain questions raised by the exposure draft are resolved the Company cannot determine its impact.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands - except per share amounts)

                                                      Year Ended December 31,
                                                 1996          1995           1994
OPERATING REVENUES                            $5,849,234    $5,670,330    $5,504,670

OPERATING EXPENSES:
  Fuel and Purchased Power                     1,686,754     1,625,531     1,745,245
  Other Operation                              1,210,027     1,184,158     1,002,822
  Maintenance                                    502,841       541,825       544,312
  Depreciation and Amortization                  600,851       593,019       572,189
  Taxes Other Than Federal Income Taxes          498,567       489,223       494,210
  Federal Income Taxes                           342,222       272,027       213,399
          TOTAL OPERATING EXPENSES             4,841,262     4,705,783     4,572,177

OPERATING INCOME                               1,007,972       964,547       932,493

NONOPERATING INCOME                                2,212        20,204        11,485

INCOME BEFORE INTEREST CHARGES AND
  PREFERRED DIVIDENDS                          1,010,184       984,751       943,978

INTEREST CHARGES (net)                           381,328       400,077       389,240

PREFERRED STOCK DIVIDEND REQUIREMENTS
  OF SUBSIDIARIES                                 41,426        54,771        54,726
NET INCOME                                      $587,430      $529,903      $500,012
AVERAGE NUMBER OF SHARES OUTSTANDING             187,321       185,847       184,666
EARNINGS PER SHARE                                 $3.14         $2.85         $2.71
CASH DIVIDENDS PAID PER SHARE                      $2.40         $2.40         $2.40

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(in thousands)
                                                     Year Ended December 31,
                                                1996          1995           1994
RETAINED EARNINGS JANUARY 1                   $1,409,645    $1,325,581    $1,269,283
NET INCOME                                       587,430       529,903       500,012
DEDUCTIONS:
  Cash Dividends Declared                        449,353       445,831       443,101
  Other                                              (24)            8           613

RETAINED EARNINGS DECEMBER 31                 $1,547,746    $1,409,645    $1,325,581

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
                                                      Year Ended December 31,
                                                   1996           1995          1994
OPERATING ACTIVITIES:
  Net Income                                     $587,430      $529,903      $500,012
  Adjustments for Noncash Items:
    Depreciation and Amortization                 590,657       578,003       561,188
    Deferred Federal Income Taxes                 (21,478)       11,916       (16,033)
    Deferred Investment Tax Credits               (25,808)      (25,819)      (31,275)
    Amortization of Operating Expenses
      and Carrying Charges (net)                   55,458        53,479        16,022
  Changes in Certain Current Assets
      and Liabilities:
      Accounts Receivable (net)                   (39,049)      (71,804)       34,302
      Fuel, Materials and Supplies                 35,831           457        (1,627)
      Accrued Utility Revenues                     32,953       (40,433)        2,419
      Accounts Payable                            (13,915)      (31,044)       (7,959)
      Taxes Accrued                                (6,019)       37,515       (26,521)
  Other (net)                                      41,002        14,437       (52,803)
        Net Cash Flows From
            Operating Activities                1,237,062     1,056,610       977,725

INVESTING ACTIVITIES:
  Construction Expenditures                      (577,691)     (605,974)     (643,457)
  Proceeds from Sale of Property and Other         12,283        20,567        49,802
        Net Cash Flows Used For
            Investing Activities                 (565,408)     (585,407)     (593,655)

FINANCING ACTIVITIES:
  Issuance of Common Stock                         65,461        48,707        22,256
  Issuance of Cumulative Preferred Stock             -             -           88,787
  Issuance of Long-term Debt                      407,291       523,476       411,869
  Retirement of Cumulative Preferred Stock        (70,761)     (158,839)      (35,949)
  Retirement of Long-term Debt                   (601,278)     (469,767)     (445,636)
  Change in Short-term Debt (net)                 (45,430)       48,140        38,009
  Dividends Paid on Common Stock                 (449,353)     (445,831)     (443,101)
        Net Cash Flows Used For
            Financing Activities                 (694,070)     (454,114)     (363,765)

Net Increase (Decrease) in Cash and
       Cash Equivalents                           (22,416)       17,089        20,305
Cash and Cash Equivalents January 1                79,955        62,866        42,561
Cash and Cash Equivalents December 31             $57,539       $79,955       $62,866

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(In Thousands - Except Share Data)
                                                             December 31,
                                                         1996             1995
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                           $ 9,341,849    $ 9,238,843
  Transmission                                           3,380,258      3,316,664
  Distribution                                           4,402,449      4,184,251
  General (including mining assets and nuclear fuel)     1,491,781      1,442,086
  Construction Work in Progress                            353,832        314,118
           Total Electric Utility Plant                 18,970,169     18,495,962
  Accumulated Depreciation and Amortization              7,549,798      7,111,123

          NET ELECTRIC UTILITY PLANT                    11,420,371     11,384,839

OTHER PROPERTY AND INVESTMENTS                             892,674        825,781

CURRENT ASSETS:
  Cash and Cash Equivalents                                 57,539         79,955
  Accounts Receivable:
    Customers (less allowance for uncollectible
    accounts of $3,692 in 1996 and $5,430 in 1995)         415,413        417,854
    Miscellaneous                                          115,919         74,429
  Fuel - at average cost                                   235,257        271,933
  Materials and Supplies - at average cost                 251,896        251,051
  Accrued Utility Revenues                                 174,966        207,919
  Prepayments and Other                                    103,891         98,717

          TOTAL CURRENT ASSETS                           1,354,881      1,401,858

REGULATORY ASSETS                                        1,889,482      1,979,446

DEFERRED CHARGES                                           328,139        310,377

            TOTAL                                      $15,885,547    $15,902,301


See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                           1996           1995
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock-Par Value $6.50:
                           1996            1995
    Shares Authorized. .300,000,000   300,000,000
    Shares Issued . . ..197,234,992   195,634,992
    (8,999,992 shares were held in treasury)           $ 1,282,027    $ 1,271,627
  Paid-in Capital                                        1,715,554      1,658,524
  Retained Earnings                                      1,547,746      1,409,645
          Total Common Shareholders' Equity              4,545,327      4,339,796
  Cumulative Preferred Stocks of Subsidiaries:*
    Not Subject to Mandatory Redemption                     90,323        148,240
    Subject to Mandatory Redemption                        509,900        515,085
  Long-term Debt*                                        4,796,768      4,920,329

          TOTAL CAPITALIZATION                           9,942,318      9,923,450

OTHER NONCURRENT LIABILITIES                             1,002,208        884,707

CURRENT LIABILITIES:
  Preferred Stock and Long-term Debt Due Within One Year*   86,942        144,597
  Short-term Debt                                          319,695        365,125
  Accounts Payable                                         206,227        220,142
  Taxes Accrued                                            414,173        420,192
  Interest Accrued                                          75,124         80,848
  Obligations Under Capital Leases                          89,553         89,692
  Other                                                    304,323        304,466

          TOTAL CURRENT LIABILITIES                      1,496,037      1,625,062

DEFERRED INCOME TAXES                                    2,643,143      2,656,651

DEFERRED INVESTMENT TAX CREDITS                            404,050        430,041

DEFERRED GAIN ON SALE AND LEASEBACK -
    ROCKPORT PLANT UNIT 2                                  240,598        249,875

DEFERRED CREDITS                                           157,193        132,515

CONTINGENCIES (Note 4)

            TOTAL                                      $15,885,547    $15,902,301

*See Accompanying Schedules on pages 36 - 37.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies:

The American Electric Power System (AEP, AEP System or the Company) is a public utility engaged in the generation, purchase, transmission and distribution of electric power to over 2.9 million retail customers in its seven state service territory which covers portions of Ohio, Michigan, Indiana, Kentucky, West Virginia, Virginia and Tennessee. Electric power is also supplied at wholesale to neighboring utility systems and power marketers.

   The organization of the AEP System consists of American Electric Power Company, Inc., the parent holding company; seven electric utility operating companies (utility subsidiaries); a generating subsidiary, AEP Generating Company (AEPGEN); a service company, American Electric Power Service Corporation (AEPSC); three active coal-mining companies and a group of subsidiaries that complement utility activities. The following utility subsidiaries pool their generating and transmission facilities and operate them as an integrated system:

-  Appalachian Power Company (APCo)
-  Columbus Southern Power Company (CSPCo)
-  Indiana Michigan Power Company (I&M)
-  Kentucky Power Company (KEPCo)
-  Ohio Power Company (OPCo)

   The remaining two utility subsidiaries, Kingsport Power Company and Wheeling Power Company, are distribution companies that purchase power from APCo and OPCo, respectively. AEPSC provides management and professional services to the AEP System. The active coal-mining companies are wholly-owned by OPCo and sell most of their production to OPCo. AEPGEN has a 50% interest in the Rockport Plant which is comprised of two of the AEP
System's six 1,300 megawatt (mw) generating units. The group of subsidiaries that complement utility activities are engaged in providing non-regulated energy services and are seeking and considering new business opportunities domestically and internationally that will permit AEP to utilize its expertise and core competencies.

   Effective January 1, 1996, AEPSC and the seven utility subsidiaries began operating as American Electric Power. There has been no change to the legal names of these companies. The AEP System's operations are divided into major business units which are managed centrally by AEPSC.

Rate Regulation - The AEP System is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935 Act). The rates charged by the utility subsidiaries are approved by the Federal Energy Regulatory Commission (FERC) or one of the state utility commissions as applicable. The FERC regulates wholesale rates and the state commissions regulate retail rates.

Principles of Consolidation - The consolidated financial statements include American Electric Power Company, Inc. (AEPCo., Inc.) and its wholly-owned subsidiaries consolidated with their wholly-owned subsidiaries.
Significant intercompany items are eliminated in consolidation.

Basis of Accounting - As the owner of cost-based rate-regulated electric public utility companies, AEPCo., Inc.'s consolidated financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (deferred income) are recorded to reflect the economic effects of regulation.

Use of Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles requires in certain instances the use of management's estimates. Actual results could differ from those estimates.

Utility Plant - Electric utility plant is stated at original cost and is generally subject to first mortgage liens. Additions, major replacements and betterments are added to the plant accounts. Retirements from the plant accounts and associated removal costs, net of salvage, are deducted from accumulated depreciation. The costs of labor, materials and overheads incurred to operate and maintain utility plant are included in operating expenses.

Allowance for Funds Used During Construction (AFUDC) - AFUDC is a noncash nonoperating income item that is recovered over the service life of utility plant through depreciation and represents the estimated cost of borrowed and equity funds used to finance construction projects. The average rates used to accrue AFUDC were 6.09%, 6.91%, and 6.59% in 1996, 1995 and 1994, respectively.

Depreciation, Depletion and Amortization - Depreciation is provided on a straight-line basis over the estimated useful lives of property other than coal-mining property and is calculated largely through the use of composite rates by functional class as follows:
                               Composite
Functional Class              Depreciation
of Property                   Annual Rates
Production:
  Steam-Nuclear                       3.4%
  Steam-Fossil-Fired          3.2% to 4.4%
  Hydroelectric-Conventional
    and Pumped Storage        2.7% to 3.2%
Transmission                  1.7% to 2.7%
Distribution                  3.3% to 4.2%
General                       2.5% to 3.8%

   The utility subsidiaries presently recover amounts to be used for demolition of non-nuclear plant through depreciation charges included in rates. Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life, ranging up to 30 years, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used to amortize coal rights and mine development costs based on estimated recoverable tonnages at a current average rate of $1.49 per ton. These costs are included in the cost of coal charged to fuel expense.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Sale of Receivables - Under an agreement that was terminated in January 1997, CSPCo sold $50 million of undivided interests in designated pools of accounts receivable and accrued utility revenues with limited recourse. As collections reduced previously sold pools, interests in new pools were sold. At December 31, 1996, 1995 and 1994, $50 million remained to be collected and remitted to the buyer.

Operating Revenues - Revenues include the accrual of electricity consumed but unbilled at month-end as well as billed revenues.

Fuel Costs - Fuel costs are matched with revenues in accordance with rate commission orders. Generally in the retail jurisdictions, changes in fuel costs are deferred or revenues accrued until approved by the regulatory commission for billing or refund to customers in later months. Wholesale jurisdictional fuel cost changes are expensed and billed as incurred.

Levelization of Nuclear Refueling Outage Costs - Incremental operation and maintenance costs associated with refueling outages at I&M's Donald C. Cook Nuclear Plant (Cook Plant) are deferred and amortized over the period (generally eighteen months) beginning with the commencement of an outage and ending with the beginning of the next outage.

Income Taxes - The Company follows the liability method of accounting for income taxes as prescribed by SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are provided for all temporary differences between book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in rates, deferred income taxes are recorded with related regulatory assets and liabilities in accordance with SFAS 71.

Investment Tax Credits - Investment tax credits have been accounted for under the flow-through method except where regulatory commissions have reflected investment tax credits in the rate-making process on a deferral basis. Deferred investment tax credits are being amortized over the life of the related plant investment.

Debt and Preferred Stock - Gains and losses on reacquired debt are deferred and amortized over the remaining term of the reacquired debt in accordance with rate-making treatment. If the debt is refinanced the reacquisition costs are deferred and amortized over the term of the replacement debt commensurate with their recovery in rates.

   Debt discount or premium and debt issuance expenses are amortized over the term of the related debt, with the amortization included in interest charges.

   Redemption premiums paid to reacquire preferred stock are included in paid-in capital and amortized to retained earnings in accordance with rate-making treatment. The excess of par value over costs of preferred stock reacquired to meet sinking fund requirements is credited to paid-in capital and amortized to retained earnings.

Other Property and Investments -   Excluding decommissioning and spent
nuclear fuel disposal trust funds, other property and investments are stated at cost. Securities held in trust funds for decommissioning nuclear facilities and for the disposal of spent nuclear fuel are recorded at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities in the trust funds have been classified as available-for-sale due to their long-term purpose. Due to the rate-making process, adjustments for unrealized gains and losses are not reported in equity but result in adjustments to regulatory assets and liabilities.

2. Rate Matters:

Recovery of Fuel Costs - Under the terms of a 1992 stipulation agreement the cost of coal burned at the Gavin Plant is subject to a 15-year predetermined price of $1.575 per million Btu's with quarterly escalation adjustments through November 2009. A 1995 Settlement Agreement set the fuel component of the EFC factor at 1.465 cents per kwh for the period June 1, 1995 through November 30, 1998 and reserved certain items including emission allowances for later consideration in determining total fuel recovery. The agreements provide OPCo with the opportunity to recover over the term of the stipulation agreement the Ohio jurisdictional share of OPCo's investment in and the liabilities and future shut-down costs of its affiliated mines as well as any fuel costs incurred above the fixed rate to the extent the actual cost of coal burned at the Gavin Plant is below the predetermined price. After November 2009 the price that OPCo can recover for coal from its affiliated Meigs mine which supplies the Gavin Plant will be limited to the lower of cost or the then-current market price. Pursuant to these agreements the Company has deferred $28.5 million for future recovery at December 31, 1996.

   Based on the estimated future cost of coal burned at Gavin Plant, management believes that the Ohio jurisdictional portion of the investment in and liabilities and closing costs of the affiliated mining operations including deferred amounts will be recovered under the terms of the predetermined price agreement. Management intends to seek from non-Ohio jurisdictional ratepayers recovery of the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the affiliated Meigs, Muskingum and Windsor mines. The non-Ohio jurisdictional portion of shutdown costs for these mines which includes the investment in the mines, leased asset buy-outs, reclamation costs and employee benefits is estimated to be approximately $180 million after tax at December 31, 1996.

   The affiliated Muskingum and Windsor mines may have to close by January 2000 in order to comply with the Phase II requirements of the Clean Air Act Amendments of 1990. The Muskingum and/or Windsor mines could close prior to January 2000 depending on the economics of continued operation under the terms of the above Settlement Agreement. Unless future shutdown costs and/or the cost of affiliated coal production of the Meigs, Muskingum and Windsor mines can be recovered, results of operations would be adversely affected.

3. Effects of Regulation and Phase-In Plans:

In accordance with SFAS 71 the consolidated financial statements include assets (deferred expenses) and liabilities (deferred income) recorded in accordance with regulatory actions to match expenses and revenues in cost-based rates. Regulatory assets are expected to be recovered in future periods through the rate-making process and the regulatory liabilities are expected to reduce future cost recoveries. The Company has reviewed all the evidence currently available and concluded that it continues to meet the requirements to apply SFAS 71. In the event a portion of the Company's business no longer met these requirements net regulatory assets would have to be written off for that portion of the business.

Regulatory assets and liabilities are comprised of the following at:

                                               December 31,

                                           1996             1995
                                              (In Thousands)
Regulatory Assets:
   Amounts Due From Customers For
      Future Income Taxes               $1,459,086       $1,446,485
   Rate Phase-in Plan Deferrals             27,249           74,402
   Unamortized Loss on Reacquired Debt     107,305          109,551
   Other                                   295,842          349,008
   Total Regulatory Assets              $1,889,482       $1,979,446

Regulatory Liabilities:
   Deferred Investment Tax Credits        $404,050         $430,041
   Other Regulatory Liabilities*            86,609           86,347
    Total Regulatory Liabilities          $490,659         $516,388

* Included in Deferred Credits on Consolidated Balance Sheets

   The rate phase-in plan deferrals are applicable to the Zimmer Plant and Rockport Plant Unit 1. The Zimmer Plant is a 1,300 mw coal-fired plant which commenced commercial operation in 1991. CSPCo owns 25.4% of the plant with the remainder owned by two unaffiliated companies. In May 1992 the Public Utilities Commission of Ohio (PUCO) issued an order providing for a phased in rate increase of $123 million to be implemented in three steps over a two-year period and disallowed $165 million of Zimmer Plant investment. CSPCo appealed the PUCO ordered Zimmer disallowance and phase-in plan to the Ohio Supreme Court. In November 1993 the Supreme Court issued a decision on CSPCo's appeal affirming the disallowance and finding that the PUCO did not have statutory authority to order phased-in rates.
The Court instructed the PUCO to fix rates to provide gross annual revenues in accordance with the law and to provide a mechanism to recover the amounts deferred as regulatory assets under the phase-in order.

   As a result of the Supreme Court decision, in January 1994 the PUCO approved a 7.11% rate increase effective February 1, 1994. The increase is comprised of a 3.72% base rate increase to complete the rate increase phase-in and a temporary 3.39% surcharge, which will be in effect until the deferrals are recovered, estimated to be 1997. In 1996, 1995 and 1994
$31.5 million, $28.5 million and $18.5 million, respectively, of net phase-in deferrals were collected through the surcharge. The deferrals were $15.4 million at December 31, 1996 and $46.9 million at December 31, 1995. The recovery of amounts deferred under the phase-in plan and the increase in rates to the full rate level did not affect net income. From the in-service date of March 1991 until rates went into effect in May 1992 deferred carrying charges of $43 million were recorded on the Zimmer Plant investment. Recovery of the deferred carrying charges will be sought in the next PUCO base rate proceeding in accordance with the PUCO accounting order that authorized the deferral.

   The Rockport Plant consists of two 1,300 mw coal-fired units. I&M and AEPGEN each own 50% of one unit (Rockport 1) and lease a 50% interest in the other unit (Rockport 2) from unaffiliated lessors under an operating lease. The gain on the sale and leaseback of Rockport 2 was deferred and is being amortized, with related taxes, over the initial lease term which expires in 2022. Rate phase-in plans in I&M's Indiana and FERC jurisdictions for its share of Rockport 1 provide for the recovery and straight-line amortization through 1997 of prior-year cost deferrals. Unamortized deferred amounts under the phase-in plans were $11.9 million and $27.5 million at December 31, 1996 and 1995, respectively. Amortization was $16 million in 1996, 1995 and 1994.

4. Commitments and Contingencies:

Construction and Other Commitments - The AEP System has made substantial construction commitments for utility operations. Such commitments do not presently include any expenditures for new generating capacity. The aggregate construction program expenditures for 1997-1999 are estimated to be $2 billion.

   Long-term fuel supply contracts contain clauses for periodic adjustments, and most jurisdictions have fuel clause mechanisms that provide for recovery of changes in the cost of fuel with the regulators' review and approval. The contracts are for various terms, the longest of which extend to the year 2014, and contain various clauses that would release the Company from its obligation under certain force majeure conditions.

   The AEP System has contracted to sell up to 1,350 mw of capacity on a long-term basis to unaffiliated utilities. Certain contracts totaling 705 mw of capacity are unit power agreements requiring the delivery of energy regardless of whether the unit capacity is available. The power sales contracts expire from 1997 to 2010.

Tender Offer - On February 24, 1997 AEP and Public Service Company of Colorado with equal interests in a joint venture announced a cash tender offer for Yorkshire Electricity Group plc in the United Kingdom. The joint venture proposes to pay $2.4 billion to acquire all of the stock of Yorkshire Electricity. AEP's equity investment, estimated to be $360 million, will be made through its subsidiary AEP Resources Inc., initially using cash borrowed under a revolving credit agreement.

Nuclear Plant - I&M owns and operates the two-unit 2,110 mw Cook Nuclear Plant under licenses granted by the Nuclear Regulatory Commission. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the United States, the resultant liability could be substantial. By agreement I&M is partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery in rates is not possible, results of operations and financial condition could be negatively affected.

Nuclear Incident Liability - Public liability is limited by law to $8.9 billion should an incident occur at any licensed reactor in the United States. Commercially available insurance provides $200 million of coverage. In the event of a nuclear incident at any nuclear plant in the United States the remainder of the liability would be provided by a deferred premium assessment of $79.3 million on each licensed reactor payable in annual installments of $10 million. As a result, I&M could be assessed $158.6 million per nuclear incident payable in annual installments of $20 million. The number of incidents for which payments could be required is not limited.

   Nuclear insurance pools and other insurance policies provide $3.6 billion of property damage, decommissioning and decontamination coverage for the Cook Plant. Additional insurance provides coverage for extra costs resulting from a prolonged accidental Cook Plant outage. Some of the policies have deferred premium provisions which could be triggered by losses in excess of the insurer's resources. The losses could result from claims at the Cook Plant or certain other non-affiliated nuclear units.

I&M could be assessed up to $35.8 million under these policies.

Spent Nuclear Fuel Disposal - Federal law provides for government responsibility for permanent spent nuclear fuel disposal and assesses nuclear plant owners fees for spent fuel disposal. A fee of one mill per kilowatthour for fuel consumed after April 6, 1983 is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $172 million for fuel consumed prior to April 7, 1983 have been recorded as long-term debt. I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program. At December 31, 1996, funds collected from customers towards payment of the pre-April 1983 fee and related earnings thereon approximate the liability.

Decommissioning and Low Level Waste Accumulation Disposal - Decommissioning costs are accrued over the service life of the Cook Plant. The licenses to operate the two nuclear units expire in 2014 and 2017. After expiration of the licenses the plant is expected to be decommissioned through dismantlement. The Company's latest estimate for decommissioning and low level radioactive waste accumulation disposal costs range from $634 million to $988 million in 1993 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time spent nuclear fuel must be stored at the plant subsequent to ceasing operations. This in turn depends on future developments in the federal government's spent nuclear fuel disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is recovering estimated decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. I&M records decommissioning costs in other operation expense and records a noncurrent liability equal to the decommissioning cost recovered in rates; such amount was $27 million in 1996, $30 million in 1995 including $4 million of special deposits and $26 million in 1994. Decommissioning costs recovered from customers are deposited in external trusts. Trust fund earnings increase the fund assets and the recorded liability and decrease the amount needed to be recovered from ratepayers. At December 31, 1996 I&M has recognized a decommissioning liability of $314 million which is included in other noncurrent liabilities.

Litigation - The Company is involved in a number of legal proceedings and claims. While management is unable to predict the ultimate outcome of litigation, it is not expected that the resolution of these matters will have a material adverse effect on the results of operations or financial condition.

5. Dividend Restrictions:

Mortgage indentures, charter provisions and orders of regulatory authorities place various restrictions on the use of the subsidiaries' retained earnings for the payment of cash dividends on their common stocks. At December 31, 1996, $30 million of retained earnings were restricted. To pay dividends out of paid-in capital the subsidiaries need regulatory approval.

6. Lines of Credit and Commitment Fees:

At December 31, 1996 and 1995 unused short-term bank lines of credit were available in the amounts of $409 million and $372 million, respectively. Commitment fees of approximately 1/8 of 1% of the unused short-term lines of credit are required to maintain the lines of credit. In addition several of the subsidiaries engaged in providing non-regulated energy services share a $100 million line of credit under a revolving credit agreement which requires the payment of a commitment fee of approximately 1/8 of 1% of the unused balance. At December 31, 1996 no borrowings were outstanding under the revolving credit agreement. In February 1997 the credit available under this agreement was increased to $500 million.

Outstanding short-term debt consisted of:

                                 December 31,
(Dollars In Thousands)         1996        1995

Balance Outstanding:
      Notes Payable         $  91,293   $ 128,425
      Commercial Paper        228,402     236,700
            Total            $319,695    $365,125

Year-End Weighted
  Average Interest Rate:
      Notes Payable              6.2%        6.1%
      Commercial Paper           7.2%        6.1%
            Total                6.9%        6.1%

7. Benefit Plans:

AEP System Pension Plan - The AEP pension plan is a trusteed, noncontributory defined benefit plan covering all employees meeting eligibility requirements, except participants in the United Mine Workers of America (UMWA) pension plans. Benefits are based on service years and compensation levels. The funding policy is to make annual contributions to a qualified trust fund equal to the net periodic pension cost up to the maximum amount deductible for federal income taxes, but not less than the minimum required contribution in accordance with the Employee Retirement Income Security Act of 1974.

   Net AEP pension plan costs were computed as follows:

                                         Year Ended December 31,
                                        1996      1995       1994
(In Thousands)
Service Cost-Benefits Earned
 During the Year                    $  40,000  $ 30,400  $  40,000
Interest Cost on Projected Benefit
  Obligation                          119,500   116,700    114,500
Actual Return on Plan Assets         (302,400) (416,800)    (6,700)
Net Amortization (Deferral)           161,800   281,800   (123,300)
    Net AEP Pension Plan Costs      $  18,900 $  12,100  $  24,500

AEP pension plan assets and actuarially computed benefit obligations are:

                                      December 31,
                                   1996         1995
(In Thousands)
AEP Pension Plan Assets at
  Fair Value (a)                $2,009,500   $1,805,300
Actuarial Present Value
  of Benefit Obligation:
      Vested                     1,377,000    1,321,600
      Nonvested                    136,500      147,400
    Accumulated Benefit
      Obligation                 1,513,500    1,469,000
Effects of Salary Progression      162,700      181,000
    Projected Benefit
      Obligation                 1,676,200    1,650,000
Funded Status - AEP
  Pension Plan Assets
  in Excess of Projected
  Benefit Obligation               333,300      155,300
Unrecognized Prior
  Service Cost                     133,200      147,000
Unrecognized Net Gain             (488,200)    (295,200)
Unrecognized Net Transition
  Assets (Being Amortized
  Over 17 Years)                   (68,900)     (78,700)
    Accrued Net AEP
      Pension Plan
      Liability               $    (90,600) $   (71,600)

(a) AEP pension plan assets primarily consist of common stocks, bonds and cash equivalents and are included in a separate entity trust fund.

Assumptions used to determine AEP pension plan's funded status were:

                                                December 31,
                                            1996   1995   1994

Discount Rate                               7.75%  7.25%   8.5%
Average Rate of Increase in
  Compensation Levels                        3.2%   3.2%   3.2%
Expected Long-Term Rate of Return
  on Plan Assets                             9.0%   9.0%   8.5%

AEP System Savings Plan - An employee savings plan is offered to non-UMWA employees which allows participants to contribute up to 17% of their salaries into various investment alternatives, including AEP common stock.

An employer matching contribution, equaling one-half of the employees' contribution to the plan up to a maximum of 3% of the employees' base salary, is invested in AEP common stock. The employer's annual contributions totaled $19 million in 1996, $18.8 million in 1995 and $18.6 million in 1994.

UMWA Pension Plans - The coal-mining subsidiaries of OPCo provide UMWA pension benefits for UMWA employees meeting eligibility requirements. Benefits are based on age at retirement and years of service. As of June 30, 1996, the UMWA actuary estimates the OPCo coal-mining subsidiaries' share of the UMWA pension plans' unfunded vested liabilities was approximately $26 million. In the event the OPCo coal-mining subsidiaries cease or significantly reduce mining operations or contributions to the UMWA pension plans, a withdrawal obligation may be triggered for all or a portion of their share of the unfunded vested liability. Contributions are based on the number of hours worked, are expensed when paid and totaled $1.6 million in 1996, $1.4 million in 1995 and $1.6 million in 1994.

Postretirement Benefits Other Than Pensions (OPEB) - The AEP System provides certain other benefits for retired employees. Substantially all non-UMWA employees are eligible for postretirement health care and life insurance if they retire from active service after reaching age 55 and have at least 10 service years.

   Postretirement medical benefits for UMWA employees at affiliated mining operations who have or will retire after January 1, 1976 are the liability of the OPCo coal-mining subsidiaries. They are eligible for postretirement medical benefits if they retire from active service after reaching age 55 and have at least 10 service years. In addition, non-active UMWA employees will become eligible for postretirement benefits at age 55 if they have had 20 service years.

   The funding policy for AEP's plan is to make contributions to an external Voluntary Employees Beneficiary Association trust fund equal to the incremental OPEB costs (i.e., the amount that the total postretirement benefits cost under SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," exceeds the pay-as-you-go amount). Contributions were $45.8 million in 1996, $53 million in 1995 and $29.5 million in 1994. In several jurisdictions the utility subsidiaries deferred the increased OPEB costs resulting from the SFAS 106 required change from pay-as-you-go to accrual accounting which were not being recovered in rates. No additional deferrals were made in 1996. At December 31, 1996 and 1995, $14.5 million and $24.6 million, respectively, of incremental OPEB costs were deferred.

    Aggregate OPEB costs were computed as follows:

                                Year Ended December 31,
                                1996      1995     1994
                             (In Thousands)

Service Cost                 $ 15,300  $ 13,500  $16,500
Interest Cost on Projected
  Benefit Obligation           53,500    54,900   47,300
Net Amortization of
 Transition Obligation         32,300    32,000   31,100
Return on Plan Assets         (21,100)  (25,400)     900
Net Amortization (Deferral)     9,900    16,800   (6,800)
    Net OPEB Costs           $ 89,900  $ 91,800  $89,000

OPEB assets and actuarially computed benefit obligations are:

                                       December 31,
                                     1996        1995
                                      (In Thousands)

Fair Market Value of
  Plan Assets (a)                 $ 232,500   $ 165,600
Accumulated Postretirement
  Benefit Obligation:
    Active Employees Fully
      Eligible for Benefits          57,800      59,200
    Current Retirees                423,000     398,400
    Other Active Employees          245,600     282,400
      Total Benefit Obligation      726,400     740,000
Unfunded Benefit Obligation        (493,900)   (574,400)
Unrecognized Net Loss (Gain)         (3,300)     48,500
Unrecognized Net Transition
  Obligation Being
  Amortized Over 20 Years           448,500     485,600
    Accrued Net OPEB Liability    $ (48,700) $  (40,300)

(a) Plan assets consist of cash surrender value of life insurance contracts on certain employees owned by the trust and short-term tax exempt municipal bonds.


Assumptions used to determine OPEB's funded status were:

                                    December 31,
                                 1996   1995   1994

Discount Rate                    7.75%  7.25%   8.5%
Expected Long-Term Rate
  of Return on Plan Assets       8.75%  8.75%  8.25%
Initial Medical Cost
  Trend Rate                      7.5%   8.0%   8.0%
Ultimate Medical Cost
  Trend Rate                     4.75%   4.5%  5.25%
Medical Cost Trend Rate
  Decreases to Ultimate
  Rate in Year                    2005   2005  2005

Assuming a one percent increase in the medical cost trend rate, the 1996 OPEB cost for all employees, both non-UMWA and UMWA, would increase by $8 million and the accumulated benefit obligations would increase by $82 million.

   Several UMWA health plans pay the postretirement medical benefits for the Company's UMWA retirees who retired before January 2, 1976 and their survivors plus retirees and others whose last employer is no longer a signatory to the UMWA contract or is no longer in business. The UMWA health plans are funded by payments from current and former UMWA wage agreement signatories, the 1950 UMWA Pension Plan surplus and the Abandoned Mine Land Reclamation Fund Surplus. Required annual payments to the UMWA health funds made by AEP's active and inactive coal-mining subsidiaries were recognized as expense when paid and totaled $0.9 million in 1996, $2.8 million in 1995 and $3.1 million in 1994.

   By law, excess Black Lung Trust funds may be used to pay certain postretirement medical benefits under one of the UMWA health plans. Excess AEP Black Lung Trust funds used to reimburse the coal companies totaled $7.4 million in 1996, $7.9 million in 1995 and $6.9 million in 1994. The Black Lung Trust had excess funds at December 31, 1996 of approximately $12 million, of which $10.8 million may be used to pay future costs.

8. Fair Value of Financial Instruments:

Nuclear Trust Funds Recorded at Market Value - The trust investments, reported in other property and investments, are recorded at market value in accordance with SFAS 115 and consist of long-term tax-exempt municipal bonds and other securities.

   At December 31, 1996 and 1995 the fair values of the trust investments were $491 million and $434 million, respectively. Accumulated gross unrealized holding gains were $21.9 million and $19.1 million and accumulated gross unrealized holding losses were $1.2 million and $1 million at December 31, 1996 and 1995, respectively. The change in market value in 1996 was a net unrealized holding gain of $2.6 million, in 1995 a net unrealized holding gain of $24.9 million and in 1994 a net unrealized holding loss of $27.1 million.

   The trust investments' cost basis by security type were:
                              December 31,
                            1996       1995
                            (In Thousands)
Tax-Exempt Bonds         $340,290   $336,073
Equity Securities          54,389     24,101
Treasury Bonds             26,958     12,992
Corporate Bonds             7,977      1,971
Cash, Cash Equivalents
 and Accrued Interest      40,430     40,356
            Total        $470,044   $415,493

   Proceeds from sales and maturities of securities of $115.3 million during 1996 resulted in $2.6 million of realized gains and $2.1 million of realized losses. Proceeds from sales and maturities of securities of $78.2 million during 1995 resulted in $1.4 million of realized gains and $0.3 million of realized losses. During 1994 proceeds from sales and maturities of securities of $20.1 million resulted in $52,000 of realized gains and $155,000 of realized losses. The cost of securities for determining realized gains and losses is original acquisition cost including amortized premiums and discounts.

   At December 31, 1996, the year of maturity of trust fund investments other than equity securities, was:

           (In Thousands)
1997           $ 56,452
1998 - 2001     120,327
2002 - 2006     163,250
After 2006       75,626
   Total       $415,655

Other Financial Instruments Recorded at Historical Cost - The carrying amounts of cash and cash equivalents, accounts receivable, short-term debt, and accounts payable approximate fair value because of the short-term maturity of these instruments. Fair values for preferred stock subject to mandatory redemption were $517 million and $544 million and for long-term debt were $5.0 billion and $5.3 billion at December 31, 1996 and 1995, respectively. The carrying amounts on the financial statements for preferred stock subject to mandatory redemption were $510 million and $523 million and for long-term debt were $4.9 billion and $5.1 billion at December 31, 1996 and 1995, respectively. Fair values are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments of the same remaining maturities. The carrying amount of the pre-April 1983 spent nuclear fuel disposal liability approximates the Company's best estimate of its fair value.

9. Federal Income Taxes:

The details of federal income taxes as reported are as follows:
                                                    Year Ended December 31,
                                                1996          1995          1994
                                                         (In Thousands)
Charged (Credited) to Operating Expenses (net):
  Current                                     $375,528      $265,313      $240,655
  Deferred                                     (17,008)       22,990       (10,177)
  Deferred Investment Tax Credits              (16,298)      (16,276)      (17,079)
      Total                                    342,222       272,027       213,399

Charged (Credited) to Nonoperating Income (net):
  Current                                       (5,636)       11,325        (2,907)
  Deferred                                      (4,470)      (11,074)       (5,856)
  Deferred Investment Tax Credits               (9,510)       (9,543)      (14,196)
      Total                                    (19,616)       (9,292)      (22,959)

Total Federal Income Tax as Reported          $322,606      $262,735      $190,440

       The following is a reconciliation of the difference between the amount of federal incometaxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of federal income taxes reported.
                                                      Year Ended December 31,
                                                1996           1995           1994
                                                          (In Thousands)
Income Before Preferred Stock Dividend
  Requirements of Subsidiaries                $628,856      $584,674      $554,738
Federal Income Taxes                           322,606       262,735       190,440
Pre-Tax Book Income                           $951,462      $847,409      $745,178

Federal Income Tax on Pre-Tax Book
  Income at Statutory Rate (35%)              $333,012      $296,593      $260,812
Increase (Decrease) in Federal Income
  Tax Resulting from the Following Items:
  Depreciation                                  50,537        46,453        31,212
  Removal Costs                                (15,327)      (14,640)      (13,818)
  Corporate Owned Life Insurance               (12,009)      (25,506)      (22,970)
  Investment Tax Credits (net)                 (25,813)      (26,179)      (31,273)
  Federal Income Tax Accrual Adjustments          -             -          (16,100)
  Other                                         (7,794)      (13,986)      (17,423)
Total Federal Income Taxes as Reported        $322,606      $262,735      $190,440

Effective Federal Income Tax Rate                 33.9%         31.0%         25.6%

The following tables show the elements of the net deferred tax liability and the significant temporary differences:
                                                             December 31,
                                                         1996           1995
                                                            (In Thousands)
Deferred Tax Assets                                  $   784,349     $   723,196
Deferred Tax Liabilities                              (3,427,492)     (3,379,847)
  Net Deferred Tax Liabilities                       $(2,643,143)    $ 2,656,651)

Property Related Temporary Differences               $(2,162,099)    $(2,139,387)
Amounts Due From Customers For Future
  Federal Income Taxes                                  (428,698)       (442,311)
Deferred State Income Taxes                             (229,429)       (183,981)
All Other (net)                                          177,083         109,028
  Total Net Deferred Tax Liabilities                 $(2,643,143)    $(2,656,651)

     The Company has settled with the Internal Revenue Service (IRS) all issues from the audits of the consolidated federal income tax returns for the years prior to 1991. Returns for the years 1991 through 1993 are presently being audited by the IRS. During the audit the IRS agents requested a ruling from their National Office that certain interest deductions relating to corporate owned life insurance (COLI) claimed by the Company for 1991 through 1993 should not be allowed. The Company filed a brief with the IRS National Office refuting the agents' position. Although no adjustments have been proposed, a disallowance of the COLI interest deductions through December 31, 1996 would reduce earnings by approximately $247 million (including interest). AEP believes it will ultimately prevail on this issue and will vigorously contest any adjustments that may be assessed. Accordingly, no provision for this amount has been recorded. In the opinion of management, the final settlement of open years will not have a material effect on results of operations.

10. Leases:

Leases of property, plant and equipment are for periods up to 35 years and require payments of related property taxes, maintenance and operating costs. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.
      Lease rentals are primarily charged to operating expenses in accordance with rate-making treatment. The components of rentals are as follows:

                                                    Year Ended December 31,
                                                1996          1995          1994
                                                        (In Thousands)
 Operating Leases                             $262,451      $259,877      $233,805
 Amortization of Capital Leases                114,050       101,068        79,116
 Interest on Capital Leases                     28,696        27,542        23,280
   Total Rental Payments                      $405,197      $388,487      $336,201


      Properties under capital leases and related obligations on the Consolidated Balance
Sheets are as follows:
                                                          December 31,
                                                      1996           1995
                                                         (In Thousands)
ELECTRIC UTILITY PLANT:
  Production                                        $ 44,390        $ 44,849
  Transmission                                             6               7
  Distribution                                        14,699          14,753
  General:
    Nuclear Fuel (net of amortization)                59,681          69,442
    Mining Plant and Other                           466,797         424,952
      Total Electric Utility Plant                   585,573         554,003
  Accumulated Amortization                           200,931         179,952
      Net Electric Utility Plant                     384,642         374,051

OTHER PROPERTY                                        33,439          34,536
  Accumulated Amortization                             3,854           3,994
      Net Other Property                              29,585          30,542

      Net Property under Capital Leases             $414,227        $404,593

Obligations under Capital Leases                    $414,227        $404,593
Less Portion Due Within One Year                      89,553          89,692
Noncurrent Capital Lease Liability                  $324,674        $314,901

      Properties under operating leases and related obligations are not included in the
Consolidated Balance Sheets.
            Future minimum lease rentals, consisted of the following at December 31, 1996:
                                                                    Noncancelable
                                                     Capital        Operating
                                                      Leases        Leases
                                                              (In Thousands)
1997                                                $ 90,813        $   240,923
1998                                                  73,817            232,903
1999                                                  63,356            230,994
2000                                                  53,027            229,039
2001                                                  41,634            225,733
Later Years                                          150,278          3,858,008
Total Future Minimum Lease Rentals                   472,925    (a)  $5,017,600
Less Estimated Interest Element                      118,379
Estimated Present Value of Future
  Minimum Lease Rentals                              354,546
Unamortized Nuclear Fuel                              59,681
  Total                                             $414,227
(a)  Minimum lease rentals do not include nuclear fuel rentals.  The rentals are paid in proportion to heat produced and carrying charges on the unamortized nuclear fuel balance.
There are no minimum lease payment requirements for leased nuclear fuel.

11.  SUPPLEMENTARY INFORMATION:

                                                   Year Ended December 31,
                                               1996          1995          1994
                                                        (In Thousands)
Purchased Power - Ohio Valley Electric Corp.
  (44.2% owned by AEP)                        $22,156       $10,546       $5,755
Cash was paid for:
  Interest (net of capitalized amounts)      $373,570      $395,169     $379,361
  Income Taxes                               $404,297      $273,671     $312,233

Noncash Acquisitions under
  Capital Leases were                        $136,988      $106,256     $227,055

12.  CAPITAL STOCKS AND PAID-IN CAPITAL:
      Changes in capital stocks and paid-in capital during the period January 1, 1994 through December 31, 1996 were:
                                                                                                  Cumulative Preferred Stocks
                                      Shares                                                             of Subsidiaries
                                              Cumulative                                         Not Subject          Subject to
                          Common Stock-    Preferred Stocks                       Paid-in       To Mandatory          Mandatory
                       Par Value $6.50(a)  of Subsidiaries    Common Stock        Capital         Redemption         Redemption(b)
                                                               (Dollars in Thousands)
January 1, 1994            193,534,992        7,687,768        $1,257,977       $1,624,176      $  268,240           $ 500,537
Issuances                      700,000          900,000             4,550           17,706            -                 90,000
Retirements and Other             -            (351,517)            -               (1,221)        (35,000)               (152)
December 31, 1994          194,234,992        8,236,251         1,262,527        1,640,661         233,240             590,385
Issuances                    1,400,000             -                9,100           39,607            -                   -
Retirements and Other             -          (1,526,500)             -             (21,744)        (85,000)            (67,650)
December 31, 1995          195,634,992        6,709,751         1,271,627        1,658,524         148,240             522,735
Issuances                    1,600,000             -               10,400           55,061            -                   -
Retirements and Other             -            (707,518)             -               1,969         (57,917)            (12,835)
December 31, 1996          197,234,992        6,002,233        $1,282,027       $1,715,554      $   90,323            $509,900

(a) Includes 8,999,992 shares of treasury stock.
(b) Including portion due within one year.

13.  Unaudited Quarterly Financial Information:

                                   Quarterly Periods Ended
                                            1996
                           March 31   June 30    Sept. 30    Dec. 31
(In Thousands - Except
Per Share Amounts)
Operating Revenues       $1,517,781 $1,400,941 $1,484,422 $1,446,090
Operating Income            292,122    220,625    259,745    235,480
Net Income                  180,012    112,666    162,324    132,428
Earnings per Share             0.96       0.60       0.87       0.71

                                   Quarterly Periods Ended
                                            1995
                           March 31   June 30    Sept. 30    Dec. 31
(In Thousands - Except
Per Share Amounts)
Operating Revenues       $1,416,169 $1,305,342 $1,523,390 $1,425,429
Operating Income            257,556    211,284    262,548    233,159
Net Income                  147,850     96,478    154,156    131,419
Earnings per Share             0.80       0.52       0.83       0.70


AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED CUMULATIVE PREFERRED STOCKS OF
SUBSIDIARIES
                                                             December 31, 1996
                                         Call
                                       Price per             Shares              Shares     Amount (in
                                       Share (a)           Authorized(b)       Outstanding  thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56% (c)                   $102-$110                 932,403            903,233    $ 90,323

Subject to Mandatory Redemption (d):
  5.90% - 5.92% (c)                        (e)                1,950,000          1,904,000    $190,400
  6.02% - 6-7/8% (c)                       (f)                1,950,000          1,945,000     194,500
  7% - 7-7/8% (c)                     $107.80-$107.88(g)      1,250,000          1,250,000     125,000
    Total Subject to Mandatory
      Redemption (h)                                                                          $509,900
______________________________________________________________________________________________________
                                                               December 31, 1995
                                           Call
                                         Price per             Shares            Shares     Amount (in
                                         Share (a)           Authorized        Outstanding  thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56%                       $102-$110                 932,403            932,403    $ 93,240
  7.08% - 7.40%                       $101.85-$102.11           550,000            550,000      55,000
Total Not Subject to Mandatory
      Redemption                                                                              $148,240

Subject to Mandatory Redemption (d):
  4.50%                                  $102                    19,625              2,348    $    235
  5.90% - 5.92%                            (e)                1,950,000          1,950,000     195,000
  6.02% - 6-7/8%                           (f)                1,950,000          1,950,000     195,000
  7% - 7-7/8%                         $107.80-$107.88(g)      1,250,000          1,250,000     125,000
  9.50%                                    (i)                  750,000             75,000       7,500
    Total Subject to Mandatory
      Redemption (h)                                                                           522,735
    Less Portion Due Within One Year                                                             7,650
    Long-term Portion                                                                         $515,085

NOTES TO SCHEDULE OF CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a)  At the option of the subsidiary the shares may be redeemed at the call price plus accrued dividends.
The involuntary liquidation preference is $100 per share for all outstanding shares.
(b)  As of December 31, 1996 the subsidiaries had 4,708,320, 22,200,000 and 5,801,850 shares of $100, $25 and no par value preferred stock, respectively, that were authorized but unissued.
(c) In January 1997 a tender offer for certain series of preferred stock was announced.  In conjunction with the tender offer a special shareholders meeting is scheduled to be held on February 28, 1997 for the purpose of considering amendments to the subsidiaries' articles of incorporation to remove certain capitalization ratio requirements.
(d)  With sinking fund.  Shares outstanding and related amounts are stated net of applicable retirements through sinking funds (generally at par) and reacquisitions of shares in anticipation of future requirements.
(e)  Not callable prior to 2003; after that the call price is $100 per share.
(f)  Not callable prior to 2000; after that the call price is $100 per share.
(g)  Redemption is restricted prior to 1997.

(h)  The sinking fund provisions of the series subject to mandatory redemption aggregate $5,000,000,
$5,000,000, $16,000,000 and $16,000,000 in 1998, 1999, 2000 and 2001, respectively.
(i)  On February 1, 1996 the outstanding balance of 75,000 shares was redeemed at $100 per share.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES
                                Weighted Average
Maturity                          Interest Rate   Interest Rates at December 31,        December 31,
                                December 31, 1996      1996            1995            1996      1995
                                                                                       (in thousands)
FIRST MORTGAGE BONDS
  1996-1999                            7.35%        6-1/4%-9.15%        5%-9.15%   $  383,671  $  496,866
  2001-2006                            7.10%            6%-8.95%        6%-9.31%    1,511,000   1,530,020
  2020-2025                            8.07%         7.10%-9.35%    7.10%-9-7/8%    1,276,750   1,473,127

INSTALLMENT PURCHASE CONTRACTS (a)
  1998-2002                            4.80%        4.10%-7-1/4%       5%-7-1/4%      209,500     209,500
  2007-2025                            6.45%        5.45%-7-7/8%    5.45%-7-7/8%      756,745     756,745

NOTES PAYABLE (b)
  1996-2008                            7.31%         5.29%-9.60%    5.29%-10.78%      282,681     221,000

DEBENTURES
  1996 - 1999 (c)                       -                   -      5-1/8%-7-7/8%         -         30,759
  2025 - 2026                          8.28%            8%-8.72%     8.16%-8.72%      315,000     200,000

OTHER LONG-TERM DEBT (d)                                                              182,943     172,403

Unamortized Discount (net)                                                            (34,580)    (33,144)
Total Long-term Debt
  Outstanding (e)                                                                   4,883,710   5,057,276
Less Portion Due Within One Year                                                       86,942     136,947
Long-term Portion                                                                  $4,796,768  $4,920,329


NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a)  For certain series of installment purchase contracts interest rates are subject to periodic adjustment.
Certain series will be purchased on demand at periodic interest-adjustment dates.  Letters of credit from banks and standby bond purchase agreements support certain series.
(b)  Notes payable represent outstanding promissory notes issued under term loan agreements with a number of banks and other financial institutions.  At expiration all notes then issued and outstanding are due and payable.  Interest rates are both fixed and variable.  Variable rates generally relate to specified short-term interest rates.
(c)  All sinking fund debentures were reacquired on March 1, 1996.
(d)  Other long-term debt consists primarily of a liability along with accrued interest for disposal of spent nuclear fuel (see Note 4 of the Notes to Consolidated Financial Statements).
(e)  Long-term debt outstanding at December 31, 1996 is payable as follows:

     Principal Amount (in thousands)

     1997                $   86,942
     1998                   224,274
     1999                   210,678
     2000                   183,652
     2001                   252,575
     Later Years          3,960,169
       Total             $4,918,290

Management's Responsibility

  The management of American Electric Power Company, Inc. is responsible for the integrity and objectivity of the information and representations in this annual report, including the consolidated financial statements. These statements have been prepared in conformity with generally accepted accounting principles, using informed estimates where appropriate, to reflect the Company's financial condition and results of operations. The information in other sections of the annual report is consistent with these statements.
  The Company's Board of Directors has oversight responsibilities for determining that management has fulfilled its obligation in the preparation of the financial statements and in the ongoing examination of the Company's established internal control structure over financial reporting. The Audit Committee, which consists solely of outside directors and which reports directly to the Board of Directors, meets regularly with management, Deloitte & Touche LLP - Certified Public Accountants and the Company's internal audit staff to discuss accounting, auditing and reporting matters. To ensure auditor independence, both Deloitte & Touche LLP and the internal audit staff have unrestricted access to the Audit Committee.
  The financial statements have been audited by Deloitte & Touche LLP, whose report appears on the next page. The auditors provide an objective, independent review as to management's discharge of its responsibilities insofar as they relate to the fairness of the Company's reported financial condition and results of operations. Their audit includes procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement and includes a review of the Company's internal control structure over financial reporting.

Independent Auditors' Report

To the Shareholders and Board of Directors of American Electric Power Company, Inc.:


   We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 25, 1997

--------------------------------------------------------------------------------

/ X / PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED BELOW AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees for election as directors and FOR proposals 2, 3 and 4.
--------------------------------------------------------------------------------
                                   FOR            WITHHELD
1. ELECTION OF DIRECTORS        /      /          /      /
   (SEE REVERSE).

For, except vote withheld from the following nominee(s):

_______________________________________________________

                                   FOR        AGAINST       ABSTAIN
2. APPROVAL OF AUDITORS.        /      /     /      /      /      /

3. DEFERRED COMPENSATION AND    /      /     /      /      /      /
   STOCK PLAN FOR DIRECTORS.

                                   FOR        AGAINST       ABSTAIN
4. REDUCE MINIMUM NUMBER OF     /      /     /      /      /      /
   DIRECTORS FROM 12 TO NINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SPECIAL ATTENTION
Mark here if you have written a comment on reverse.        /      /

ANNUAL REPORT
Mark here to discontinue annual report mailing for         /      /
this account (for multiple-account holders only).

ANNUAL MEETING
Mark here if you plan to attend the annual meeting.        /      /
--------------------------------------------------------------------------------
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


__________________________________________________________________________, 1997

__________________________________________________________________________, 1997
 SIGNATURE(S)                                                       DATE
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

     [LOGO]

     ADMISSION TICKET
     ---------------------------------------------------------------------------

     ANNUAL MEETING OF SHAREHOLDERS
     Wednesday, April 23, 1997 - 9:30 a.m.
     Grand Ballroom
     MeadowView Conference Resort & Convention Center
     1901 Meadowview Parkway
     Kingsport, Tennessee
     ---------------------------------------------------------------------------
          AGENDA
       -  Introduction and Welcome
       -  Election of Directors
       -  Ratification of Auditors
       -  Deferred Compensation and Stock Plan for Non-Employee Directors
       - Amendments to Restated Certificate of Incorporation and By-Laws to Reduce Minimum Required Number of Directors from 12 to Nine
       -  Chairman's Report
       -  Comments and Questions from Shareholders

--------------------------------------------------------------------------------
IF YOU PLAN TO ATTEND THE 1997 ANNUAL MEETING OF SHAREHOLDERS, PLEASE MARK THE "ANNUAL MEETING" BOX ON THE PROXY CARD ABOVE. PRESENT THIS TICKET FOR ADMITTANCE OF SHAREHOLDER(S) NAMED ABOVE AND A GUEST.

SEE REVERSE FOR MAP OF AREA.


--------------------------------------------------------------------------------

                                   [SOY INK]

                                [RECYCLED PAPER]

                      AMERICAN ELECTRIC POWER COMPANY, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING TO BE HELD APRIL 23, 1997

P
R
O
X
Y
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The undersigned appoints E. Linn Draper, Jr., Peter J. DeMaria and Gerald P. Maloney, and each of them, acting by a majority if more than one be present, attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 23, 1997, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.

TRUSTEE'S AUTHORIZATION. The undersigned authorizes Fidelity Management Trust Company to vote all shares of Common Stock of the Company credited to the undersigned's account under the American Electric Power System Employees Savings Plan at the annual meeting in accordance with the instructions on the reverse side.

Election of Directors, Nominees: P.J. DeMaria, E.L. Draper, Jr., R.M. Duncan,
                                 R.W. Fri, A.G. Hansen, L.A. Hudson, Jr.,
                                 L.J. Kujawa, G.P. Maloney, A.E. Peyton,
                                 D.G. Smith, L.G. Stuntz, M. Tanenbaum.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
--------------------------------------------------------------------------------
Comments:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the "Special Attention" box on the other side of this card.)
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                                      [MAP]
Directly off Interstate 181,
MeadowView Exit 52,
MeadowView Conference
Resort & Convention Center

Free Parking Available



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